As filed with the Securities and Exchange Commission on November 20, 2009

Registration No. _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EMERALD ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Cayman Islands	2033	N/A
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

No. 48 South Qingshui Road
Laiyang City, Shandong 265200
People’s Republic of China
+86 (535) 729-6152
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Zhide Jiang
No. 48 South Qingshui Road
Laiyang City, Shandong 265200
People’s Republic of China
+86 (535) 729-6152
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Richard I. Anslow, Esq.
Kristina L. Trauger, Esq.
Yarona Y. Liang, Esq.
Anslow + Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Tel: (732) 409-1212
Fax: (732) 577-1188

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Ordinary shares, par value $0.001 per share	5,670,339	$3.00	$17,011,017	$949.21
Ordinary shares, par value $0.001 per share, issuable upon the exercise of warrants at a fixed price of $6.00 per share	2,920,232	$3.00	$8,760,696	$488.85
Total	8,590,571		$25,771,713	$1,438.06

(1)
In accordance with Rule 416, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o), promulgated under the Securities Act. Our ordinary shares are not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the price shares were sold to our shareholders in a private placement closed on November 2, 2009. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 20, 2009

PROSPECTUS

EMERALD ACQUISITION CORPORATION

8,590,571 Ordinary Shares

This prospectus relates to 8,590,571  of our ordinary shares, par value $0.001 per share, of Emerald Acquisition Corporation that may be sold from time to time by the selling shareholders named in this prospectus, which includes:

•	5,670,339 of our ordinary shares; and
•	2,920,232 of our ordinary shares issuable upon the exercise of warrants held by the selling shareholders.

We will not receive any of the proceeds from the sale of our ordinary shares by the selling shareholders but we  will  receive funds from the exercise of the warrants held by the selling shareholders if and when those warrants are exercised for cash. We will utilize any proceeds from the exercise of such warrants for general corporate and working capital purposes.

Our securities are presently not traded on any market or securities exchange. The 8,590,571 ordinary shares can be sold by selling shareholders at a fixed price of $3.00 per share in privately negotiated transactions until our shares are quoted on the Over-the-Counter Bulletin Board, which we refer to as OTCBB or any national exchange and thereafter at prevailing market prices or privately negotiated prices. We intend to have our ordinary shares quoted on the OTCBB by a market maker  or on any national exchange if and when we meet the listing requirements of such national exchange. There can be no assurances, however, that we will meet the listing requirements. Therefore, we cannot give you any assurance that an established trading market in our securities will develop, or if such a market does develop, that it will continue.

Any participating broker-dealers and any selling shareholders who are affiliates of broker-dealers may be “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their securities.

Investing in our ordinary shares involves a high degree of risk.  See “Risk Factors” beginning on page 9 to read about factors you should consider before buying shares of our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2009

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	9
FORWARD-LOOKING STATEMENTS	19
MARKET DATA AND FORECASTS
USE OF PROCEEDS	20
MARKET FOR OUR SECURITIES AND RELATED STOCKHOLDER MATTERS	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	21
CORPORATE STRUCTURE AND HISTORY	32
OUR BUSINESS	34
MANAGEMENT	42
EXECUTIVE COMPENSATION	43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; DIRECTOR INDEPENDENCE
CHANGE IN ACCOUNTANTS	46
SELLING SHAREHOLDERS	48
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
PLAN OF DISTRIBUTION	51
LEGAL MATTERS	53
EXPERTS	53
WHERE YOU CAN FIND MORE INFORMATION	53

You should only rely on the information contained in this prospectus. We have not, and the selling shareholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

Business Overview

We are a producer of fruit juice concentrate in the Peoples’ Republic of China, which we refer to as China or the PRC, specializing in processing, producing and distributing Laiyang Pear fruit juice concentrate. We are the only producer of Laiyang Pear fruit juice concentrate, which is known for its taste, nutritional and medical benefits, and application in health supplements, pharmaceuticals, and the food and beverage industries . Our identify products are distributed in Shandong, Guangdong, Liaoning and Jiangsu provinces.

We generate revenues solely from the sale of fruit juice concentrate. Our revenues for the fiscal year ended December 31, 2008 which was $74,232,226 represented a 14.1% growth from the fiscal year ended December 31, 2007 with revenues of $65,038,233.  Our fiscal year 2008 net income was $11,558,401, an increase of 44.8% compared with our fiscal year 2007 net income of $7,979,751.  Our growth strategy is to open additional facilities and product lines to increase our production capacity.

Our revenues for the nine months ended September 30, 2009 were $57,956,699, an increase of 11.7% from revenues of $51,884,413 during the nine months ended September 30, 2008. Our net income was $10,842,733 during the nine months ended September 30, 2009, an increase of 40.4% from net income of $7,721,918 during the same period of 2008.

Our industry

According to a report on the PRC’s fruit processing industry issued by Beijing Business & Intelligence Consulting Co. Ltd. (“BBIC” and such report is hereinafter referred to as the “BBIC Report”), an independent market research firm, China’s fruit processing industry has grown significantly in the past several years. The total output of fruit processed products in China grew from $16.8 billion in 2005 to $27.5 billion in 2007, representing a compound annual growth rate (“CAGR”) of 27.94%.  The sales value of fruit processed products in China grew from $17.0 billion in 2005 to $26.1 billion in 2007, representing a CAGR of 27.72%. Among the fruit processed products, glazed fruits and fruit juice and beverage experienced the highest growth rate since 2005.

With approximately one quarter of the world’s population, PRC represents a key growth driver for the global fruit food market.  However, the per capita fruit juice consumption in the PRC is currently below that of major developed countries, indicating that there is a great potential market for the marketing of fruit based products, like our products, in the PRC. We believe the growth of PRC’s fruit based products has been, and is expected to continue to be, driven by growing acceptance and increasing affordability of fruit based products in the PRC, enhanced health consciousness, and growing global demand. In the PRC, the fast-growing economy and increasing per capita income enable more consumers to buy more expensive healthy food and drinks, as evidenced by high demand for our products. Due to increased consumer health consciousness, we believe health-oriented products like our Laiyang Pear juice concentrate will continue to experience strong growth in the PRC in the pharmaceutical and medical industry.

Our Competitive Strengths

We believe that our success to date and potential for future growth can be attributed to a combination of our strengths, including the following:

•
Only Laiyang Pear juice concentrate producer in PRC. We are the only Laiyang Pear juice concentrate producer in PRC, and we enjoy a strong geographic advantage due to its proximity to the Laiyang Pear growing orchards. The use of premium quality raw materials provides our products with a high concentration of fruit. “Laiyang Pear” as a trademark has been registered by the Laiyang city government. We have been granted by the Laiyang government the right to be the exclusive producer of Laiyang Pear juice concentrate beginning January 2009 for a period of 30 years. No other producer can use the Laiyang Pear trademark or enter into the Laiyang Pear juice concentrate business until our exclusive production rights have expired.

•
Established raw material procurement network. We are in a location in the temperate zone with the ideal climate condition for fruit farming, especially apples and Laiyang Pears. It is also ideal for transporting to other parts of China as well as for exporting overseas. It has traditionally been a major fruit production area and the key fruit farming and processing base for Chinese as well as international companies. We maintain effective costs through cooperative agreements with local farmers of the Laiyang Pear in Laiyang city. We have traditionally secured our supply of Laiyang Pear mainly through contract growers, and to a lesser degree, through purchases from the open market. In addition, we have exclusive land leases from the Laiyang city government and have started growing our own orchards with plans to expand in the future to develop green-certified products. These supply chain arrangements provide us with advantages in terms of product quality, and stability and reliability of delivery.

•
Emphasis on quality control and food safety.  We emphasis quality and safety and have quality control and food safety management systems for all stages of our business, including raw materials sourcing, production, packaging and storage of our products.  We apply and adhere to internal quality standards that are stricter than the PRC national standards. Our processing facility possesses ISO9001 and HACCP (Hazard Analysis & Critical Control Point) series qualifications.

Our Growth Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

•
Increase production capacity.  Our existing production lines have been running at close to full capacity while the market demand for our existing products has increased.  We have an abundant supply of source fruits to support the expansion of our business. We plan to add one new production facility for the processing of juice concentrate and one refrigerated warehouse by July 2010.

•
Further strengthen our raw materials procurement network.  We believe that a secure supply of principal raw materials is crucial to our future success. Hence, we intend to further strengthen our existing cooperative relationship with existing local farmers and contract growers. In addition, we have exclusive land leases from the Laiyang city government and have started growing our own orchards, to maintain the quality of the Laiyang Pear and to reduce raw material costs.

•
Further expand our distribution network to increase the prevalence of our products nationwide.  Our current sales depend heavily on our regional distributors and their network. To support our rapid growth in sales, we plan to expand our distribution network by adding new distributors in the next few years. In addition, we also plan to expand our customer base by developing new relationships with end users in markets we have not yet penetrated.

•
Continue to diversify our product portfolio to satisfy different customer preferences.  We currently produce three types of fruit juice concentrate: Laiyang Pear, apple and strawberry. We constantly evaluate our products and seek to adapt to changing market conditions by updating our products to reflect new trends in consumer preferences.  We have finished research and development for our new product berries. We also intend to develop and produce bio animal feed as a byproduct of pear juice concentrate and fruit puree products to further diversify our product mix and increase our revenue. We will analyze the market trends and customer preference to decide which products will be launched.

•
Create brand awareness.  We believe that as we continue our expansion efforts we will be able to increase brand awareness among consumers and among the pharmaceutical and medical community. In addition, as Laiyang Pear has been registered as a trademark by the Laiyang government, and we have been authorized as the exclusive producer of Laiyang Pear juice concentrate until January 2039, we plan to work with other product manufacturers to include the “Laiyang Pear” trademark on products that include our Laiyang Pear juice concentrate. This may develops Laiyang Pear into a brand name and increase our sales.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including for example:

•	Our ability to expand our operations and production capacities sufficiently to meet our customers’ demands;

•	Our ability to effectively manage rapid growth and accurately project market demand for our products;

•	The possibility of losing key members of our senior management; and

•	Unexpected change in China’s political or economic situation or legal environment.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our securities involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our securities.

Corporate Information

We were formed under the laws of the Cayman Islands on March 10, 2006.  On October 22, 2009, we acquired Merit Times International Limited, a British Virgin Islands, or BVI, corporation, in a reverse acquisition transaction.  We conduct our operations in China through our indirect PRC subsidiary Shandong Longkang Juice Co., Ltd., which we refer to as Longkang Juice.  See the section titled “Corporate Structure and History – Our Corporate History” for more information.

The following chart reflects our organizational structure as of the date of this prospectus.

The address of our principal executive office is at No. 48 South Qingshui Road, Laiyang City, Shandong 265200, People’s Republic of China, and our telephone number is (86) 535-7296152.  Our subsidiary Lonkang Juice maintains a website at www.healthy-dragon.com.  Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Use of Terms

Except where the context otherwise requires and for the purposes of this prospectus only:

•
“We,” “us,” “our company,” “our,” and “Emerald” refer to the combined business of Emerald Acquisition Corporation and its consolidated subsidiaries, but do not include the shareholders of Emerald Acquisition Corporation;

•	“Merit Times” refers to Merit Times International Limited, our direct, wholly-owned subsidiary, a BVI corporation;

•	“MeKeFuBang” refers to Shandong MeKeFuBang Food Limited, our indirect, wholly-owned subsidiary, a wholly foreign owned enterprise incorporated under the laws of the PRC;

•	“Longkang Juice” refers to Shandong Longkang Juice Co., Ltd., our indirect, wholly-owned subsidiary, a PRC corporation;

•	“China,” “Chinese” and “PRC,” refer to the People’s Republic of China;

•	“Renminbi” and “RMB” refer to the legal currency of China; and

•	“U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

The Offering

Ordinary shares offered by selling shareholders	8,590,571 ordinary shares, including 2,920,232 ordinary shares that are issuable upon the exercise of warrants held by the selling shareholders.

Ordinary shares outstanding before the offering	27,491,171

Ordinary shares outstanding after the offering	30,411,403, including 2,920,232 ordinary shares issued underlying the warrants.

Terms of the offering	The selling shareholders will determine when and how they will sell the securities offered in this prospectus.

Use of proceeds
We will not receive proceeds from the resale of shares by the selling shareholders. To the extent that the selling shareholders exercise, for cash, all of the warrants covering the 2,920,232 ordinary shares registered for resale under this prospectus, we would receive $17,521,392 in aggregate from such exercises. We intend to use such proceeds for general corporate and working capital purposes.

Risk Factors	See “Risk Factors” beginning on page __ and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our ordinary shares.

Summary Consolidated Financial Information

The following table summarizes selected historical financial data regarding our business and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary consolidated statement of income for the years ended December 31, 2008 and 2007 respectively and the summary balance sheet data as of December 31, 2008 and 2007 are derived from the audited consolidated financial statements of Merit Times included elsewhere in this prospectus. Merit Times conducts all our business operations and became our wholly-owned subsidiary on October 22, 2009.  We derived our summary consolidated financial data for the nine months ended September 30, 2009 and 2008 respectively from our unaudited consolidated financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

	Fiscal Year Ended December 31,		%	Nine Months Ended September 30,		%
Summary Consolidated	2007	2008	Growth	2008	2009	Growth
Statement of Operations:	(audited)	(audited)		(unaudited)	(unaudited)
Revenue	$65,038,233	$74,232,226	14.1%	$51,884,413	$57,956,699	11.7%
Gross Profit	15,181,191	19,334,277	27.4%	12,860,849	16,427,756	27.7%
Net Income	7,979,751	11,558,401	44.8%	7,721,918	10,842,733	40.4%

	As of September 30,	As of December 31,
	2009 (unaudited)	2008 (audited)	2007 (audited)
Summary balance sheet data:
Cash and cash equivalents	$23,612,984	$2,028,858	$9,171,445
Total assets	48,870,778	47,900,677	44,878,263
Current liabilities	8,317,102	14,750,708	16,173,733
Total liabilities	8,317,102	18,319,336	28,159,329
Total stockholders’ equity	40,553,676	29,581,341	16,718,934

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities.  The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Relating to Our Business

SUBSTANTIALLY ALL OF OUR BUSINESS, ASSETS AND OPERATIONS ARE LOCATED IN PRC.

Substantially all of our business, assets and operations are located in PRC. The economy of PRC differs from the economies of most developed countries in many respects. The economy of PRC has been transitioning from a planned economy to a market-oriented economy. However, a substantial portion of productive assets in PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Some of these measures may have a negative effect on us.

OUR PLANS TO EXPAND OUR PRODUCTION AND TO IMPROVE AND UPGRADE OUR INTERNAL CONTROL AND MANAGEMENT SYSTEM WILL REQUIRE CAPITAL EXPENDITURES IN 2009.

Our plans to expand our production and to improve and upgrade our internal control and management system will require capital expenditures in 2009. We may also need further funding for working capital, investments, potential acquisitions and joint ventures and other corporate requirements. Cash generated from our operations may not be sufficient to fund these development plans, and our actual capital expenditures and investments may significantly exceed our current planned amounts. If either of these conditions arises, we may have to seek external financing to satisfy our capital needs. We may not be able to obtain external financing at reasonable costs. Failure to obtain sufficient external funds for our development plans could adversely affect our plan to expand our production and to improve an upgrade our internal control and management system.

BECAUSE WE EXPERIENCE SEASONAL FLUCTUATIONS IN OUR SALES, OUR QUARTERLY RESULTS WILL FLUCTUATE AND OUR ANNUAL PERFORMANCE WILL DEPEND LARGELY ON RESULTS FROM TWO QUARTERS.

Our business is highly seasonal, reflecting the harvest season of our primary source fruits during the months from June through February of the following year.  Typically, a substantial portion of our revenues are earned during our first, third and fourth quarters. We generally experience lower revenues during our second quarter. If sales in the first, third and fourth quarters are lower than expected, our operating results would be adversely affected, and it would have a disproportionately large impact on our annual operating results.

WEATHER AND OTHER ENVIRONMENTAL FACTORS AFFECT OUR RAW MATERIAL SUPPLY AND A REDUCTION IN THE QUALITY OR QUANTITY OF OUR FRESH FRUIT SUPPLIES MAY HAVE MATERIAL ADVERSE CONSEQUENCES ON OUR FINANCIAL RESULTS.

Our business may be adversely affected by weather and environmental factors beyond our control, such as adverse weather conditions during the squeezing season. We cannot assure you that the necessary raw materials will continue to be available to us in quantities and at prices currently in effect or acceptable to us. The prices for and availability of these raw materials have varied significantly and may affect the quantity and profitability of our products.  A significant reduction in the quantity or quality of fresh fruits harvested resulting from adverse weather conditions, disease or other factors could result in increased per unit processing costs and decreased production, with adverse financial consequences to the Company.

WE DEPEND ON A CONCENTRATION OF CUSTOMERS, THE LOSS OF ONE OR MORE OF WHICH COULD MATERIALLY ADVERSELY AFFECT OUR OPERATIONS AND REVENUES.

Our revenue is dependent in large part on significant orders from a limited number of customers. We depend on seven primary customers to purchase our product.   Sales to our five largest customers accounted for approximately 79.46% and 78.27% of our net sales during the years ended December 31, 2008 and 2007, respectively. Customer demand depends on a variety of factors including, but not limited to, our customers’ financial condition and general economic conditions. If our sales to any of our customers are reduced for any reason, such reduction may have a material adverse effect on our business, financial condition and results of operations.

WE DERIVE SUBSTANTIALLY ALL OF OUR REVENUES FROM SALES IN THE PRC AND ANY DOWNTURN IN THE CHINESE ECONOMY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND FINANCIAL CONDITION.

Substantially all of our revenues are generated from sales in the PRC. We anticipate that revenues from sales of our products in the PRC will continue to represent the substantial portion of our total revenues in the near future. Our sales and earnings can also be affected by changes in the general economy since purchases of juice products are generally discretionary for consumers. Our success is influenced by a number of economic factors which affect disposable consumer income, such as employment levels, business conditions, interest rates, oil and gas prices and taxation rates. Adverse changes in these economic factors, among others, may restrict consumer spending, thereby negatively affecting our sales and profitability.

CONCERNS OVER FOOD SAFETY AND PUBLIC HEALTH MAY AFFECT OUR OPERATIONS BY INCREASING OUR COSTS AND NEGATIVELY IMPACTING DEMAND FOR OUR PRODUCTS.

We could be adversely affected by diminishing confidence in the safety and quality of certain food products or ingredients, even if our practices and procedures are not implicated. As a result, we may also elect or be required to incur additional costs aimed at increasing consumer confidence in the safety of our products. For example, a crisis in China over melamine-contaminated milk in 2008 has adversely impacted overall Chinese food exports since October 2008 as reported by the Chinese General Administration of Customs, even though most foods exported from China were not implicated in these issues. We believe that the contaminated milk crisis also had a negative effect on sales of our concentrated juices in fiscal year 2008.  Our success depends on our ability to maintain the product quality of our existing products and new products.  Product quality issues, real or imagined, or allegations of product contamination, even if false or unfounded, could tarnish the image of the affected brands and may cause consumers to choose other products.

WE DO NOT PRESENTLY MAINTAIN PRODUCT LIABILITY INSURANCE, AND OUR PROPERTY AND EQUIPMENT INSURANCE DOES NOT COVER THE FULL VALUE OF OUR PROPERTY AND EQUIPMENT, WHICH LEAVES US WITH EXPOSURE IN THE EVENT OF LOSS OR DAMAGE TO OUR PROPERTIES OR CLAIMS FILED AGAINST US.

We currently do not carry any product liability or other similar insurance. Unlike the United States and many other countries, product liability claims and lawsuits in the PRC are rare. However, we cannot guaranty that we would not face liability in the event of the failure of any of our products. Furthermore, we cannot guaranty that product liability exposures and litigation will not become more commonplace in the PRC or that we will not face product liability exposure or actual liability as we expand our sales into international markets, like the United States, where product liability claims are more prevalent.

We may be required from time to time to recall products entirely or from specific co-packers, markets or batches.  Product recalls could adversely affect our profitability and our brand image.  We do not maintain recall insurance.

While we have not experienced any credible product liability litigation to date, there is no guaranty that we will not experience such litigation in the future.  In the event we do experience product liability claims or a product recall, our financial condition and business operations could be materially adversely affected.

GOVERNMENTAL REGULATIONS AFFECTING THE IMPORT OR EXPORT OF PRODUCTS COULD NEGATIVELY AFFECT OUR REVENUES.

The United States and various foreign governments have imposed controls, export license requirements, and restrictions on the export of some of our products.  We do not currently export the Company’s concentrated fruit juice directly or indirectly out of the PRC. However, if we were to begin exporting our products in the future, governmental regulation of exports, or our failure to obtain required export approval for our products, could harm our international and domestic sales and adversely affect our revenues.  In addition, failure to comply with such regulations could result in penalties, costs, and restrictions on export privileges.

WE MAY EXPERIENCE MAJOR ACCIDENTS IN THE COURSE OF OUR OPERATIONS, WHICH MAY CAUSE SIGNIFICANT PROPERTY DAMAGE AND PERSONAL INJURIES.

We may experience major accidents in the course of our operations, which may cause significant property damage and personal injuries. Significant industry-related accidents and natural disasters may cause interruptions to various parts of our operations, or could result in property or environmental damage, increase in operating expenses or loss of revenue. The occurrence of such accidents and the resulting consequences may not be covered adequately, or at all, by the insurance policies we carry. In accordance with customary practice in China, we do not carry any business interruption insurance or third party liability insurance for personal injury or environmental damage arising from accidents on our property or relating to our operations other than our automobiles. Losses or payments incurred may have a material adverse effect on our operating performance if such losses or payments are not fully insured.

OUR PLANNED EXPANSION AND TECHNICAL IMPROVEMENT PROJECTS COULD BE DELAYED OR ADVERSELY AFFECTED BY, AMONG OTHER THINGS, DIFFICULTIES IN OBTAINING SUFFICIENT FINANCING, TECHNICAL DIFFICULTIES, OR HUMAN OR OTHER RESOURCE CONSTRAINTS.

Our planned expansion and technical improvement projects could be delayed or adversely affected by, among other things, difficulties in obtaining sufficient financing, technical difficulties, or human or other resource constraints. Moreover, the costs involved in these projects may exceed those originally contemplated. Costs savings and other economic benefits expected from these projects may not materialize as a result of any such project delays, cost overruns or changes in market circumstances. Failure to obtain intended economic benefits from these projects could adversely affect our business, financial condition and operating performances.

WE WILL ENCOUNTER SUBSTANTIAL COMPETITION IN OUR BUSINESS AND ANY FAILURE TO COMPETE EFFECTIVELY COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Although there are no other producers of Laiyang Pear juice concentrate, there are currently a number of well-established companies producing other kinds of fruit concentrate that compete directly with our product offerings, and some of those competitors have significantly more financial and other resources than we possess. We anticipate that our competitors will continue to improve their products and to introduce new products with competitive price and performance characteristics. Aggressive marketing or pricing by our competitors or the entrance of new competitors into our markets could have a material adverse effect on our business, results of operations and financial condition.

OUR LIMITED OPERATING HISTORY MAY NOT SERVE AS AN ADEQUATE BASIS TO JUDGE OUR FUTURE PROSPECTS AND RESULTS OF OPERATIONS.

Our limited operating history in the fruit product industry may not provide a meaningful basis for evaluating our business. Merit Times entered into its current line of business in November 2004. Although Merit Times’ revenues have grown rapidly since its inception, we cannot guaranty that we will maintain profitability or that we will not incur net losses in the future. We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

•	obtain sufficient working capital to support our expansion;

•	maintain or protect our intellectual property;

•	maintain our proprietary technology;

•	expand our product offerings and maintain the high quality of our products;

•	manage our expanding operations and continue to fill customers’ orders on time;

•	maintain adequate control of our expenses allowing us to realize anticipated revenue growth;

•	implement our product development, marketing, sales, and acquisition strategies and adapt and modify them as needed;

•	successfully integrate any future acquisitions; and

•
anticipate and adapt to changing conditions in the fruit product industry resulting from changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of the foregoing risks, our business may be materially and adversely affected.

WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE AT LEVELS WE EXPECT.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our producing and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

WE CANNOT ASSURE YOU THAT OUR ORGANIC GROWTH STRATEGY WILL BE SUCCESSFUL WHICH MAY RESULT IN A NEGATIVE IMPACT ON OUR GROWTH, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOW.

One of our strategies is to grow organically through constructing additional production facilities and increasing the distribution and sales of our products by penetrating existing markets in PRC and entering new geographic markets in PRC. However, many obstacles to entering such new markets exist including, but not limited to, established companies in such existing markets in the PRC. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTRODUCE NEW PRODUCTS, WHICH COULD DECREASE OUR PROFITABILITY.

Our future business and financial performance depends, in part, on our ability to successfully respond to consumer preference by introducing new products and improving existing products. We incur significant development and marketing costs in connection with the introduction of new products. Successfully launching and selling new products puts pressure on our sales and marketing resources, and we may fail to invest sufficient funds in order to market and sell a new product effectively.  If we are not successful in marketing and selling new products, our results of operations could be materially adversely affected.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

If adequate additional financing is not available on reasonable terms, we may not be able to undertake plant expansion, purchase additional machinery and purchase equipment for our operations and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our ordinary shares can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States (although we may be able to obtain funding in the P.R.C.) and the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our plant expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures.

Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the Units.

NEED FOR ADDITIONAL EMPLOYEES.

The Company’s future success also depends upon its continuing ability to attract and retain highly qualified personnel. Expansion of the Company’s business and the management and operation of the Company will require additional managers and employees with industry experience, and the success of the Company will be highly dependent on the Company’s ability to attract and retain skilled management personnel and other employees. There can be no assurance that the Company will be able to attract or retain highly qualified personnel. Competition for skilled personnel in the construction industry is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

THE LOSS OF THE SERVICES OF OUR KEY EMPLOYEES, PARTICULARLY THE SERVICES RENDERED BY ZHIDE JIANG, OUR CHIEF EXECUTIVE OFFICER AND DIRECTOR, COULD HARM OUR BUSINESS.

Our success depends to a significant degree on the services rendered to us by our key employees.  If we fail to attract, train and retain sufficient numbers of these qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected. In particular, we are heavily dependent on the continued services of Zhide Jiang, our Chief Executive Officer and Director. We do not have employment agreements with any of the members of our senior management team, each of whom may voluntarily terminate his employment with us at any time. Following any termination of employment, these employees would not be subject to any non-competition covenants. The loss of any key employee, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industry could harm our business.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH UNITED STATES CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

WE MAY NOT BE ABLE TO MEET THE ACCELERATED FILING AND INTERNAL CONTROL REPORTING REQUIREMENTS IMPOSED BY THE SECURITIES AND EXCHANGE COMMISSION RESULTING IN A POSSIBLE DECLINE IN THE PRICE OF OUR ORDINARY SHARES AND OUR INABILITY TO OBTAIN FUTURE FINANCING.

As directed by Section 404 of the Sarbanes-Oxley Act, as amended by SEC Release No. 33-8934 on June 26, 2008, the Securities and Exchange Commission adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports.  In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. Commencing with its annual report for the year ending December 31, 2011, we will be required to include a report of management on its internal control over financial reporting.  The internal control report must include a statement

•	Of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•	Of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•	Of the framework used by management to evaluate the effectiveness of our internal control over financial reporting.

Furthermore, in the following year, our independent registered public accounting firm is required to file its attestation report separately on our internal control over financial reporting on whether it believes that we have maintained, in all material respects, effective internal control over financial reporting.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule.  In the event that we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the Securities and Exchange Commission, which could also adversely affect the market price of our ordinary shares and our ability to secure additional financing as needed.

THE TRANSACTION INVOLVED A REVERSE MERGER OF A FOREIGN COMPANY INTO A FOREIGN SHELL COMPANY, SO THAT THERE IS NO HISTORY OF COMPLIANCE WITH UNITED STATES SECURITIES LAWS AND ACCOUNTING RULES.

In order to be able to comply with United States securities laws, the Company’s operating subsidiary prepared its financial statements for the first time under U.S. generally accepted accounting principles and recently had its initial audit of its financial statements in accordance with Public Company Accounting Oversight Board (United States). As the Company does not have a long term familiarity with U.S. generally accepted accounting principles, it may be more difficult for it to comply on a timely basis with SEC reporting requirements than a comparable domestic company.

OUR PRODUCTS ARE SOLD THROUGH A FEW DOMESTIC DEALERS. IT MAY CREATE BUSINESS RISK DUE TO THE DEPENDENCE ON THESE CUSTOMERS.

Our marketing model is to sell our products through domestic Chinese dealers. We rely on a few major customers and the loss of any of these customers could adversely affect our revenues. As we are dependent on these customers, we cannot timely adjust our marketing strategy and maintain or expand our market share according to the changes of customer demand. This may adversely affect our financial condition and operation performance.

CERTAIN OF OUR EXISTING STOCKHOLDERS HAVE SUBSTANTIAL INFLUENCE OVER OUR COMPANY, AND THEIR INTERESTS MAY NOT BE ALIGNED WITH THE INTERESTS OF OUR OTHER STOCKHOLDERS.

Zhide Jiang, our sole officer and director, beneficially owns approximately 41.13% of our issued and outstanding ordinary shares. Therefore, he can exercise significant control us and control the election of our directors and officers. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

OUR MANAGEMENT HAS LIMITED EXPERIENCE IN MANAGING AND OPERATING A PUBLIC COMPANY. ANY FAILURE TO COMPLY OR ADEQUATELY COMPLY WITH FEDERAL SECURITIES LAWS, RULES OR REGULATIONS COULD SUBJECT US TO FINES OR REGULATORY ACTIONS, WHICH MAY MATERIALLY ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Our current management has no experience managing and operating a public company and relies in many instances on the professional experience and advice of third parties including its consultants, attorneys and accountants. Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition.

Risks Relating to the People's Republic of China

CERTAIN POLITICAL AND ECONOMIC CONSIDERATIONS RELATING TO THE PRC COULD ADVERSELY AFFECT OUR COMPANY.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of restrictions on currency conversion in addition to those described below.

THE RECENT NATURE AND UNCERTAIN APPLICATION OF MANY PRC LAWS APPLICABLE TO US CREATE AN UNCERTAIN ENVIRONMENT FOR BUSINESS OPERATIONS AND THEY COULD HAVE A NEGATIVE EFFECT ON US.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

CURRENCY CONVERSION COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Furthermore, the Renminbi is not freely convertible into foreign currencies nor can it be freely remitted abroad. Under the PRC’s Foreign Exchange Control Regulations and the Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, Foreign Invested Enterprises are permitted either to repatriate or distribute its profits or dividends in foreign currencies out of its foreign exchange accounts, or exchange Renminbi for foreign currencies through banks authorized to conduct foreign exchange business. The conversion of Renminbi into foreign exchange by Foreign Invested Enterprises for recurring items, including the distribution of dividends to foreign investors, is permissible. The conversion of Reminbi into foreign currencies for capital items, such as direct investment, loans and security investment, is subject, however, to more stringent controls.

Our operating company is a FIE to which the Foreign Exchange Control Regulations are applicable. Accordingly, we will have to maintain sufficient foreign exchange to pay dividends and/or satisfy other foreign exchange requirements.

EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

Since 1994, the exchange rate for Renminbi against the United States dollar has remained relatively stable, most of the time in the region of approximately RMB8.28 to $1.00. However, in 2005, the Chinese government announced that it would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar and, the exchange rate for the Renminbi against the U.S. dollar became RMB8.02 to $1.00. If we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced. There can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

SINCE MOST OF OUR ASSETS ARE LOCATED IN PRC, ANY DIVIDENDS OF PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

Our assets are predominantly located inside PRC. Under the laws governing Foreign Invested Enterprises in PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to the relevant government agency’s approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

IT MAY BE DIFFICULT TO AFFECT SERVICE OF PROCESS AND ENFORCEMENT OF LEGAL JUDGMENTS UPON OUR COMPANY AND OUR OFFICERS AND DIRECTORS BECAUSE THEY RESIDE OUTSIDE THE UNITED STATES.

As our operations are presently based in PRC and our director and officer resides in PRC, service of process on our company and such director and officer may be difficult to effect within the United States. Also, our main assets are located in PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

AN OUTBREAK OF AVIAN INFLUENZA, THE H1N1 “SWINE-FLU” VIRUS, A REOCCURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME (“SARS”), OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD ADVERSELY AFFECT OUR OPERATIONS.

A more widespread outbreak of the H1N1 virus, avian influenza or a renewed outbreak of SARS or any other widespread public health problem in the PRC, where all of our operations are conducted, could have an adverse effect on our operations. If such an outbreak were to occur, our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices, that would adversely disrupt our operations.

PRC SAFE REGULATIONS REGARDING OFFSHORE FINANCING ACTIVITIES BY PRC RESIDENTS HAVE UNDERTAKEN CONTINUOUS CHANGES WHICH MAY INCREASE THE ADMINISTRATIVE BURDEN WE FACE AND CREATE REGULATORY UNCERTAINTIES THAT COULD ADVERSELY AFFECT OUR BUSINESS.

Recent regulations promulgated by SAFE, regarding offshore financing activities by PRC residents have undergone a number of changes which may increase the administrative burden we face. The failure by our stockholders and affiliates who are PRC residents, including Mr. Jiang, to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident stockholders to liability under PRC law.

In 2005, SAFE promulgated regulations in the form of public notices, which require registrations with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals, known as “SPC,” intends to acquire a PRC company, such acquisition will be subject to strict examination by the SAFE. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise. This could have a material adverse effect on us given that we expect to be a publicly listed company in the U.S.

DUE TO VARIOUS RESTRICTIONS UNDER PRC LAWS ON THE DISTRIBUTION OF DIVIDENDS BY OUR PRC OPERATING COMPANIES, WE MAY NOT BE ABLE TO PAY DIVIDENDS TO OUR STOCKHOLDERS.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits.

Furthermore, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our ordinary shares.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH WE MUST CONDUCT OUR BUSINESS ACTIVITIES.

We are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

IF OUR LAND USE RIGHTS ARE REVOKED, WE WOULD HAVE NO OPERATIONAL CAPABILITIES.

Under Chinese law land is owned by the state or rural collective economic organizations. The state issues to tenants the rights to use property. Use rights can be revoked and the tenants forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. Each of our operating subsidiaries rely on these land use rights as the cornerstone of their operations, and the loss of such rights would have a material adverse effect on our company.

Risks Associated with Our Securities

RESTRICTED SECURITIES; LIMITED TRANSFERABILITY.

Our securities should be considered a long-term, illiquid investment. Our ordinary shares have not been registered under the Securities Act, and cannot be sold without registration under the Securities Act or any exemption from registration. In addition, our ordinary shares are not registered under any state securities laws that would permit their transfer. Because of these restrictions and the absence of an active trading market for the securities, a shareholder will likely be unable to liquidate an investment even though other personal financial circumstances would dictate such liquidation.

WE ARE NOT LIKELY TO PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from Merit Times. Merit Times may, from time to time, be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of RMB into U.S. dollars or other hard currency and other regulatory restrictions.

WE MAY BE SUBJECT TO THE PENNY STOCK RULES WHICH WILL MAKE THE OUR ORDINARY SHARES MORE DIFFICULT TO SELL.

If we are able to obtain a listing of our ordinary shares on a national securities exchange, we may be subject in the future to the SEC’s “penny stock” rules if our ordinary shares sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our ordinary shares. As long as our ordinary shares are subject to the penny stock rules, the holders of such ordinary shares may find it more difficult to sell their securities.

OUR ORDINARY SHARES HAVE NOT BEEN LISTED FOR TRADING ON THE OTC BULLETIN BOARD OR ON ANY STOCK EXCHANGE AND THERE CAN BE NO ASSURANCE THAT THERE WILL BE A MARKET DEVELOPED FOR OUR ORDINARY SHARES IN THE FUTURE.

Our ordinary shares have not been quoted or listed for trading on the OTC Bulletin Board or on any stock exchange. Although our management will apply to a senior exchange for listing of our ordinary shares, there can be no assurance that a public market for our shares will be developed. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. Even if a public market should develop, the price may be highly volatile. Because there may be a low price for our ordinary shares, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in our ordinary shares, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such ordinary shares as collateral for any loans.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•	our expectations regarding the market for our products and services;

•	our expectations regarding the continued growth of the fruit processing industry in PRC;

•	our beliefs regarding the competitiveness of our products;

•	our expectations regarding the expansion of our manufacturing operations;

•	our expectations with respect to increased revenue growth and our ability to achieve profitability resulting from increases in our production volumes;

•	our future business development, results of operations and financial condition; and

•	competition from other fruit juice processing companies.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our ordinary shares by the selling shareholders. The selling shareholders will receive all of the net proceeds from the sales of ordinary shares offered by them under this prospectus. To the extent that the selling shareholders exercise, for cash, all of the warrants covering the 2,920,232 ordinary shares registered for resale under this prospectus, we would receive approximately $17,521,392 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants.

MARKET FOR OUR SECURITIES AND RELATED STOCKHOLDER MATTERS

Our ordinary shares have not been quoted or listed for trading on the OTCBB or on any stock exchange.

Holders

As the date hereof, there are 27,491,171 ordinary shares issued and outstanding.  There are approximately 500 shareholders of our ordinary shares.

Transfer Agent and Registrant

Our transfer agent is Continental Stock Transfer & Trust Co., at the address of 17 Battery Place 8th floor, New York, NY 10004. Its telephone number is (212)509-4000.

Dividend Policy

Since inception we have not paid any dividends on our ordinary shares. We currently do not anticipate paying any cash dividends in the foreseeable future on our ordinary shares. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our stockholders to do so.

  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Merit Times for the nine months ended September 30, 2009 and 2008 and for the fiscal years ended December 31, 2008 and 2007, should be read in conjunction with the Selected Consolidated Financial Data, Merit Times’ financial statements, and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Special Note Regarding Forward-Looking Statements and Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

COMPANY OVERVIEW

We engage in the production of fruit juice concentrate in the PRC and are primarily focused on processing, producing and distributing Laiyang Pear fruit juice concentrate. Our subsidiary, Merit Times, owns 100% of the issued and outstanding capital stock of MeKeFuBang, a wholly foreign owned enterprise incorporated under the laws of the PRC.  On June 10, 2009, MeKeFuBang entered into a series of Contractual Arrangements with Longkang Juice, a company incorporated under the laws of the PRC, and its five shareholders, in which MeKeFuBang effectively assumed management of the business activities of Longkang Juice and has the right to appoint all executives and senior management and the members of the board of directors of Longkang Juice. The contractual arrangements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement, Proxy Agreement, and Option Agreement, through which MeKeFuBang has the right to advise, consult, manage and operate Longkang Juice for an annual fee in the amount of Longkang Juice’s yearly net profits after tax. Additionally, Longkang Juice’s Shareholders have pledged their rights, titles and equity interest in Longkang Juice as security for MeKeFuBang to collect consulting and services fees provided to Longkang Juice through an Equity Pledge Agreement. In order to further reinforce MeKeFuBang’s rights to control and operate Longkang Juice, Longkang Juice’s shareholders have granted MeKeFuBang the exclusive right and option to acquire all of their equity interests in Longkang Juice through an Option Agreement. As all of the companies are under common control, this has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively. The Company has consolidated Longkang’s operating results, assets and liabilities within its financial statements.

Through MeKeFuBang, Merit Times operates and controls Longkang Juice through the Contractual Arrangements. Merit Times used the Contractual Arrangements to acquire control of Longkang Juice, instead of using a complete acquisition of Longkang Juice’s assets or equity to make Longkang Juice a wholly-owned subsidiary of Merit Times because (i) new PRC laws governing share exchanges with foreign entities, which became effective on September 8, 2006, make the consequences of such acquisitions uncertain and (ii) other than by share exchange transactions, PRC law requires Longkang Juice to be acquired for cash and Merit Times was not able to raise sufficient funds to pay the full appraised value for Longkang Juice’s assets or shares as required under PRC law.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to bad debts, inventories, recovery of long-lived assets, income taxes, and the valuation of equity transactions. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements.

Variable Interest Entities

Pursuant to Financial Accounting Standards Board accounting standards, we are required to include in our consolidated financial statements the financial statements of variable interest entities (“VIEs”).  The accounting standards require a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. VIEs are those entities in which we, through contractual arrangements, bear the risk of, and enjoy the rewards normally associated with ownership of the entity, and therefore we are the primary beneficiary of the entity.

Longkang Juice is considered a VIE, and we are the primary beneficiary.  We conduct our operations in China through our indirect PRC subsidiary Shandong Longkang Juice.  On October 22, 2009, we entered into agreements with Longkang pursuant to which we shall receive 100% of Longkang’s net income. In accordance with these agreements, Longkang shall pay consulting fees equal to 100% of its net income to our wholly-owned subsidiary, MeKeFuBang.  MeKeFuBang shall supply the technology and administrative services needed to service Longkang.

The accounts of Longkang are consolidated in the accompanying financial statements. As a VIE, Longkang sales are included in our total sales, its income from operations is consolidated with our, and our net income includes all of Longkang’s net income, and its assets and liabilities are included in our consolidated balance sheet. The VIEs do not have any non-controlling interest and accordingly, did not subtract any net income in calculating the net income attributable to us. Because of the contractual arrangements, we have pecuniary interest in Longkang that require consolidation of Longkang’s financial statements with our financial statements.

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements for the year ended December 31, 2008, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Accounts receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable.  We periodically review our accounts receivable and other receivables to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt.  Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

As a basis for accurately estimating the likelihood of collection has been established, we consider a number of factors when determining reserves for uncollectable accounts.   We believe that we use a reasonably reliable methodology to estimate the collectability of our accounts receivable. We review our allowances for doubtful accounts on at least a quarterly basis. We also consider whether the historical economic conditions are comparable to current economic conditions. If the financial condition of our customers or other parties that we have business relations with were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories

Inventories, consisting of raw materials and finished goods related to our products are stated at the lower of cost or market utilizing the weighted average method. An allowance is established when management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, we will record additional reserves for the difference between the cost and the market value. These reserves are recorded based on estimates.  We review inventory quantities on hand and on order and record, on a quarterly basis, a provision for excess and obsolete inventory, if necessary. If the results of the review determine that a write-down is necessary, we recognize a loss in the period in which the loss is identified, whether or not the inventory is retained. Our inventory reserves establish a new cost basis for inventory and are not reversed until we sell or dispose of the related inventory. Such provisions are established based on historical usage, adjusted for known changes in demands for such products, or the estimated forecast of product demand and production requirements.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation.  Depreciation is computed using straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

	Useful Life
Building and building improvements	10 - 20	Years
Manufacturing equipment	10	Years
Office equipment and furniture	10	Years
Vehicle	10	Years

The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

We examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. We recognize an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Land use rights

There is no private ownership of land in the PRC. All land in the PRC is owned by the government and cannot be sold to any individual or company. The government grants a land use right that permits the holder of the land use right to use the land for a specified period. Our land use rights were granted with a term of 45 or 50 years.  Any transfer of the land use right requires government approval.  We have recorded as an intangible asset the costs paid to acquire a land use right. The land use rights are amortized on the straight-line method over the land use right terms.

Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. The Company recognizes revenues from the sale of juice concentrate upon shipment and transfer of title.

Research and development

Research and development costs are expensed as incurred. These costs primarily consist of cost of material used and salaries paid for the development of our products and fees paid to third parties.

Income taxes

We are governed by the Income Tax Law of the PRC. Income taxes are accounted for pursuant to accounting standards, which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. The charge for taxes is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. All of the Company’s revenue transactions are transacted in the functional currency. The Company does not enter any material transaction in foreign currencies and accordingly, transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Asset and liability accounts at December 31, 2008 and 2007 were translated at 6.8542 RMB to $1.00 and at 7.3141 RMB to $1.00, respectively. Equity accounts were stated at their historical rate. The average translation rates applied to the statements of income for the year ended December 31, 2008 and 2007 were 6.96225 RMB and 7.6172 RMB to $1.00, respectively. Cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Recent Accounting Pronouncements

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. generally accepted accounting principles (“GAAP”). All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.  Following the Codification, the Board will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification. The Codification is not intended to change GAAP, but it will change the way GAAP is organized and presented. The Codification is effective for our third-quarter 2009 financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification. In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

We adopted FASB ASC 815-10-65, which amends and expands previously existing guidance on derivative instruments to require tabular disclosure of the fair value of derivative instruments and their gains and losses., This ASC also requires disclosure regarding the credit-risk related contingent features in derivative agreements, counterparty credit risk, and strategies and objectives for using derivative instruments. The adoption of this ASC did not have a material impact on our Condensed Consolidated Financial Statements.

During 2008, we adopted FASB ASC 820-10, which deferred the provisions of previously issued fair value guidance for nonfinancial assets and liabilities to the first fiscal period beginning after November 15, 2008. Deferred nonfinancial assets and liabilities include items such as goodwill and other non-amortizable intangibles. Effective January 1, 2009, we adopted the fair value guidance for nonfinancial assets and liabilities. The adoption of FASB ASC 820-10 did not have a material impact on our Condensed Consolidated Financial Statements.

We adopted FASB ASC 810-10-65, which amends previously issued guidance to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity. Among other requirements, this Statement requires that the consolidated net income attributable to the parent and the noncontrolling interest be clearly identified and presented on the face of the consolidated income statement.  The adoption of the provisions in this ASC did not have a material impact on our Condensed Consolidated Financial Statements.

We adopted FASB ASC 805-10, which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in an acquiree and the goodwill acquired.  In addition, the provisions in this ASC require that any additional reversal of deferred tax asset valuation allowance established in connection with fresh start reporting on January 7, 1998 be recorded as a component of income tax expense rather than as a reduction to the goodwill established in connection with the fresh start reporting. We will apply ASC 805-10 to any business combinations subsequent to adoption.

We adopted FASB ASC 805-20, which amends ASC 805-10 to require that an acquirer recognize at fair value, at the acquisition date, an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value of such an asset acquired or liability assumed cannot be determined, the acquirer should apply the provisions of ASC Topic 450, Contingences, to determine whether the contingency should be recognized at the acquisition date or after such date. The adoption of ASC 805-20 did not have a material impact on our Condensed Consolidated Financial Statements.

Effective January 1, 2009, we adopted FASB ASC 825-10-65, which amends previous guidance to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The adoption of FASB ASC 825-10-65 did not have a material impact on our Condensed Consolidated Financial Statements.

In October 2009, the FASB concurrently issued the following ASC Updates:

•           ASU No. 2009-14 - Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. This standard removes tangible products from the scope of software revenue recognition guidance and also provides guidance on determining whether software deliverables in an arrangement that includes a tangible product, such as embedded software, are within the scope of the software revenue guidance.

•           ASU No. 2009-13 - Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements.  This standard modifies the revenue recognition guidance for arrangements that involve the delivery of multiple elements, such as product, software, services or support, to a customer at different times as part of a single revenue generating transaction.  This standard provides principles and application guidance to determine whether multiple deliverables exist, how the individual deliverables should be separated and how to allocate the revenue in the arrangement among those separate deliverables. The standard also expands the disclosure requirements for multiple deliverable revenue arrangements.

These Accounting Standards Updates should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted.  Alternatively, an entity can elect to adopt these standards on a retrospective basis, but both these standards must be adopted in the same period using the same transition method.  The Company expects to apply this standard on a prospective basis for revenue arrangements entered into or materially modified beginning January 1, 2011.  The Company is currently evaluating the potential impact these standards may have on its financial position and results of operations.

RESULTS OF OPERATIONS

Results of Operations For The Nine Months Ended September 30, 2009 Compared to The Nine Months Ended September 30, 2008

The following tables set forth key components of our results of operations for the periods indicated, in dollars, and key components of our revenue for the period indicated, in dollars. The discussion following the table is based on these unaudited results.

	For the Nine Months Ended September 30, (Unaudited)
	2009	2008
NET REVENUES	$57,956,699	$51,884,413
COST OF SALES	41,528,943	39,023,564
GROSS PROFIT	16,427,756	12,860,849
OPERATING EXPENSES:
Selling	409,844	522,016
Research and development	268,019	173,129
General and administrative	1,091,604	1,137,309
Total Operating Expenses	1,769,467	1,832,454
INCOME FROM OPERATIONS	14,658,289	11,028,395
OTHER INCOME (EXPENSE):
Interest income	45,707	34,138
Interest expense	(247,019)	(766,642)
Total Other Income (Expense)	(201,312)	(732,504)
INCOME BEFORE INCOME TAXES	14,456,977	10,295,891
INCOME TAX EXPENSE	3,614,244	2,573,973
NET INCOME	$10,842,733	$7,721,918
COMPREHENSIVE INCOME:
NET INCOME	$10,842,733	$7,721,918
OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	79,602	1,281,394
COMPREHENSIVE INCOME	$10,922,335	$9,003,312

Revenues. For the nine months ended September 30, 2009, we had net revenues of $57,956,699, as compared to net revenues of $51,884,413 for the nine months ended September 30, 2008, an increase of approximately 11.7%. For the three months ended September 30, 2009, we had net revenues of $11,585,498, as compared to net revenues of $16,795,910 for the three months ended September 30, 2008, a decrease of approximately 31.0%. The increase in net revenue for nine months ended September 30, 2009 was attributable to strong demand for our pear juice concentrate products as well an increase in as summarized below:

	For the Nine months ended September 30, 2009	For the Nine months ended September 30, 2008	Increase (Decrease)	Percentage Change
Pear juice concentrate	$48,736,051	$48,296,285	$439,766	0.9%
Apple juice concentrate	6,798,943	1,423,612	5,375,331	377.6%
Strawberry juice concentrate	2,388,917	2,077,048	311,869	15.0%
Other	32,788	87,468	(54,680)	(62.5)%

Total net revenues	$57,956,699	$51,884,413	$6,072,286	11.7%

The increase in revenues from the sale of apple juice concentrate was due to the increase in production and sale of our apple juice concentrate on a large scale from November 2008 to February 2009.

During the nine months ended September 30, 2009, substantially all of our revenues occurred in the first quarter.  Usually, The Company completes its annual sales planning and analysis for upcoming fiscal year in October of the prior fiscal year. We estimated our sales would be affected by the worldwide financial crisis in October 2008. According to our market analysis and forecast, as a sales incentive, we provided our customers a 1% sales revenue rebate if our customers made their orders in first quarter of 2009 and paid us within three months after the sales were made. In order to benefit from the rebates, our customers placed the majorities of their orders and made the majorities of their purchases in the first quarter of 2009.

Cost of sales. Cost of sales for the nine months ended September 30, 2009 increased $2,505,379, or 6.4%, from $39,023,564 for the nine months ended September 30, 2008 to $41,528,943 for the nine months ended September 30, 2009.

Gross profit. Our gross profit was $16,427,756 for the nine months ended September 30, 2009 as compared to $12,860,849 for the same period in 2008, representing gross margins of 28.3% and 24.8%, respectively. The increase in our gross margin percentage was attributable to the increase in revenues in apple juice concentrate which we recognize a higher gross profit margins than pear juice concentrate. We expect gross margins to improve as we become more efficient and begin using pears produced on our pear orchids that we have rights to use for a period of 30 years.

Selling expenses. Selling expense was $409,844 for the nine months ended September 30, 2009 and $522,016 for the comparable period in 2008.  Selling expenses consisted of the following:

	2009	2008
	(unaudited)	(unaudited)
Compensation and related benefits	$156,485	$77,825
Shipping and handling	133,926	234,051
Advertising	84,983	18,954
Other	34,450	191,186
	$409,844	$522,016

•	Compensation and related benefits increased by $78,660 or 101.1% due to an increase in sales staff and an increase in commissions paid on increased revenues.
•
Shipping and handling decreased by $100,125 or 42.8% due to a decrease in our shipping expenses which were substantially paid by our customers in fiscal 2009 but  were mainly paid by us in fiscal 2008 offset by an increase in our handling expenses incurred by the increased revenues.

•	Advertising expense increased by $66,029 or 348.4%. In order to be public company, we intended to attend many national juice product meeting. According, our exhibit expenses were increased.

•	Other expense decreased by $156,736, or 82.0% due to a decrease in exhibition fees paid..

Research and development expenses. Research and development expenses amounted to $268,019 for the nine months ended September 30, 2009, as compared to $173,129 for the same period in 2008, an increase of $94,890 or approximately 54.8%.  The increase was attributable to an increase in research and development contracts with third parties. In future periods, we expect research and development expenses to increase as we add future product lines and products.

General and administrative expenses. General and administrative expenses amounted to $1,091,604 for the nine months ended September 30, 2009, as compared to $1,137,309 for the same period in 2008, a decrease of $45,705 or 4.0%. General and administrative expenses consisted of the following:

	2009	2008
	(unaudited)	(unaudited)
Compensation and related benefits	$79,671	$66,530
Depreciation	157,112	153,602
Amortization of land use rights	410,715	401,540
Other	444,106	515,637
	$1,091,604	$1,137,309

•	For the nine months ended September 30, 2009, compensation and related benefits increased by $13,141 or 19.8% as compared to the nine months ended September 30, 2008.
•	For the nine months ended September 30, 2009, depreciation expense increased by $3,510 or 2.3% as compared to the nine months ended September 30, 2008.
•	For the nine months ended September 30, 2009, amortization of land use rights increased by $9,175 or 2.3% as compared to the nine months ended September 30, 2008.
•	Other general and administrative expenses decreased by $71,531 or 13.9% for the nine months ended September 30, 2009 as compared with the same period in 2008.

Income from operations. For the nine months ended September 30, 2009, income from operations was $14,658,289, as compared to $11,028,395 for the nine months ended September 30, 2008, an increase of $3,629,894 or 32.9%.

Other income (expenses). For the nine months ended September 30, 2009, other expense amounted to $201,312 as compared to other expense of $732,504 for the same period in 2008.  For the nine months ended September 30, 2009 and 2008, other income (expense) included:

•	Interest expense decreased by $519,623 or 67.8%. During the nine months ended September 30, 2009, we repaid loans of approximately $10,040,000, which reduced interest expense for the period.
•	Interest income increased by $11,569 or 33.9% and related to an increase in funds in interest bearing accounts.

Income tax expense. Income tax expense increased by $1,040,271, or 40.4%, for the nine months ended September 30, 2009 as compared to the comparable period in 2008 primarily as a result of the increase in taxable income generated by our operating entities.

Net income. As a result of the factors described above, our net income for the nine months ended September 30, 2009 was $10,842,733. For the nine months ended September 30, 2008, we had net income of $7,721,918.

Foreign currency translation gain. The functional currency of our subsidiaries operating in the PRC is the Chinese Yuan or Renminbi (“RMB”). The financial statements of our subsidiaries are translated to U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange (for the period) for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. As a result of these translations, which are a non-cash adjustment, we reported a foreign currency translation gain of $79,602 for the nine months ended September 30, 2009 as compared to $1,281,394 for the same period year 2008. This non-cash gain had the effect of increasing our reported comprehensive income.

Comprehensive income. For the nine months ended September 30, 2009, comprehensive income of $10,922,335 is derived from the sum of our net income of $10,842,733 plus foreign currency translation gains of $79,602.

Results of Operations for the Year ended December 31, 2008 Compared to the Year ended December 31, 2007

The following tables set forth key components of our results of operations for the periods indicated, in dollars, and key components of our revenue for the period indicated, in dollars. The discussion following the table is based on these results.

	For the Years Ended
	December 31,
	2008	2007
	(audited)	(audited)
NET REVENUES	$74,232,226	$65,038,233
COST OF SALES	54,897,949	49,857,042
GROSS PROFIT	19,334,277	15,181,191
OPERATING EXPENSES:
Selling	686,724	537,704
Research and development	256,283	477,365
General and administrative	1,710,215	815,249
Total Operating Expenses	2,653,222	1,830,318
INCOME FROM OPERATIONS	16,681,055	13,350,873
OTHER INCOME (EXPENSE):
Interest income	50,251	37,652
Interest expense	(976,204)	(1,001,704)
Other income	-	6,064
Total Other Income (Expense)	(925,953)	(957,988)
INCOME BEFORE INCOME TAXES	15,755,102	12,392,885
INCOME TAXES	4,196,701	4,413,134
NET INCOME	$11,558,401	$7,979,751
COMPREHENSIVE INCOME:
NET INCOME	$11,558,401	$7,979,751
OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	1,304,006	872,141

COMPREHENSIVE INCOME	$12,862,407	$8,851,892

Revenues. For the year ended December 31, 2008, we had net revenues of $74,232,226, as compared to net revenues of $65,038,233 for the year ended December 31, 2007, an increase of approximately 14.1%. The increase in net revenue was attributable to strong demand for our pear juice concentrate products as summarized below:

	For the Year ended December 31, 2008 (audited)	For the Year ended December 31, 2007 (audited)	Increase (Decrease)	Percentage Change
Pear juice concentrate	$64,565,458	$56,251,561	$8,313,897	14.8%
Apple juice concentrate	7,454,906	6,524,646	930,260	14.3%
Strawberry juice concentrate	2,087,970	2,206,769	(118,799)	5.4%
Other	123,892	55,257	68,635	124.2%

Total net revenues	$74,232,226	$65,038,233	$9,193,993	14.1%

The increase in revenues from the sale of apple juice concentrate was attributable to our substantial increase in production and sale our apple juice concentrate from November 2008 to February 2009.

Cost of sales. Cost of sales increased by $5,040,907, or 10.1%, from $49,857,042 for the year ended December 31, 2007 to $54,897,949 for the year ended December 31, 2008.

Gross profit and gross margin. Our gross profit was $19,334,277 for year ended December 31, 2008 as compared to $15,181,191 for the year ended December 31, 2007 representing gross margins of 26.0% and 23.3%, respectively. The increase in our gross margin percentage was attributable to the increase in revenues in apple juice concentrate which we recognize a higher gross profit margins than pear juice concentrate. We expect gross margins to improve as we become more efficient and begin using pears produced on our pear orchids that we have rights to use for a period of 30 years.

Selling expenses. Selling expenses were $686,724 for the year ended December 31, 2008 and $537,704 for the comparable year in 2007.  Selling expenses consisted of the following:

	2008	2007
	(audited)	(audited)
Compensation and related benefits	$119,154	$94,911
Shipping and handling	337,333	319,825
Advertising	209,701	119,402
Other	20,536	3,566
	$686,724	$537,704

•	Compensation and related benefits increased by $24,243 or 25.5% due to an increase in sales staff and an increase in commissions paid on increased revenues.
•	Shipping and handling increased by $17,508 or 5.5% due to the increase in our revenues.
•
Advertising expense increased by $90,299 or 75.6% which was attributed to the increase in our attendance in national juice product meeting in order to increase our visibility. According, our exhibit expense was increased.

•	Other expense had a nominal increase.

Research and development expenses. Research and development expenses amounted to $256,283 for the year ended December 31, 2008, as compared to $477,365 for the same period in 2007, a decrease of $221,082 or 46.3%.  The decrease was attributable to a decrease in research and development contracts with third parties. In future periods, we expect research and development expenses to increase as we add product lines and products.

General and administrative expenses. General and administrative expenses amounted to $1,710,215 for the year ended December 31, 2008, as compared to $815,249 for the same period in 2007, an increase of $894,966 or less than 109.8%. General and administrative expenses consisted of the following:

	2008	2007
	(audited)	(audited)
Compensation and related benefits	$265,818	$97,427
Depreciation	282,403	189,496
Amortization of land use rights	538,202	148,186
Other	623,792	380,140
	$1,710,215	$815,249

•	For the year ended December 31, 2008, compensation and related benefits increased by $168,391 or 172.8% as compared to the year ended December 31, 2007.
•	For the year ended December 31, 2008, depreciation expense increased by $92,907 or 49.0% as compared to the year ended December 31, 2007.
•	For the year ended December 31, 2008, amortization of land use rights increased by $390,016 or 263.2% as compared to the year ended December 31, 2007.
•	Other general and administrative expenses increased by $243,652 or 64.1% for the year ended December 31, 2008 as compared with the same period in 2007.

Income from operations. For the year ended December 31, 2008, income from operations was $16,681,055, as compared to $13,350,873 for the year ended December 31, 2007, an increase of $3,330,182 or 24.9%.

Other income (expenses). For the year ended December 31, 2008, other expense amounted to $925,953 as compared to other expenses of $957,988 for the same period in 2007.  For the years ended December 31, 2008 and 2007, other income (expense) included:

•	Interest expense decreased by $25,500 or 2.5%. During the year ended December 31, 2008, we repaid loans of approximately $10,040,000, which reduced interest expense for the period.
•	Interest income increased by $12,599 or 33.5% and related to an increase in funds in interest bearing accounts.
•	For the years ended December 31, 2008 and 2007, other income amounted to $0 and $6,064, respectively.

Income tax expense. Income tax expense decreased by $216,433, or 4.9%, for the year ended December 31, 2008 as compared to the comparable period in 2007 primarily as a result of the increase in taxable income generated by our operating entities.

Net income. As a result of the factors described above, our net income for the year ended December 31, 2008 was $11,558,401. For the year ended December 31, 2007, we had net income of $7,979,751.

Foreign currency translation gain. The functional currency of our subsidiaries operating in the PRC is the Chinese Yuan or Renminbi (“RMB”). The financial statements of our subsidiaries are translated to U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange (for the period) for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. As a result of these translations, which are a non-cash adjustment, we reported a foreign currency translation gain of $38,504 for the year ended December 31, 2008 as compared to $1,224,967 for the same period year 2007. This non-cash gain had the effect of increasing our reported comprehensive income.

Comprehensive income. For the year ended December 31, 2008, comprehensive income of $9,280,405 is derived from the sum of our net income of $9,241,901 plus foreign currency translation gains of $38,504.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2009, our balance of cash and cash equivalents was $23,612,984.   As of December 31, 2008, our balance of cash and cash equivalents was $2,028,858, comparing to $9,171,445 as of December 31, 2007.

Our primary uses of cash have been for selling and marketing expenses, employee compensation, new product development and working capital. The main sources of cash have been from the financing of purchase orders and the factoring of accounts receivable. All funds received have been expended in the furtherance of growing the business and establishing the brand portfolios. The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

•	An increase in working capital requirements to finance higher level of inventories and accounts receivable,

•	Addition of administrative and sales personnel as the business grows,

•	Increases in advertising, public relations and sales promotions for existing and new brands as the company expands within existing markets or enters new markets,

•	Development of new brands to complement our celebrity portfolio, and

•	The cost of being a public company and the continued increase in costs due to governmental compliance activities.

The following summarizes the key components of the Company’s cash flows for the nine months ended September 30, 2009

	Nine Months Ended
	September 30,	September 30,
	2009	2008
Net cash provided by operating activities	$32,348,850	$20,140,789
Cash flows used in investing activities	$-	$(11,226,479)
Cash flows used in financing activities	$(10,785,099)	$(9,244,736)
Effect of exchange rate on cash	$20,375	$607,168
Net increase in cash and cash equivalents	$21,584,126	$276,742

The Company currently generates its cash flow through operations which it believes will be sufficient to sustain current level operations for at least the next twelve months.

Recent Offering

On October 22, 2009, pursuant to a Subscription Agreement (the “Subscription Agreement”) between us and certain investors (the “Investors”) named in the Subscription Agreement, we completed an offering (the “Offering”) of the sale of investment units (the “Units”) for a total of $15,096,011, each Unit consisting of fifty thousand (50,000) ordinary shares, par value $0.001 per share  and five-year warrants to purchase Twenty Five Thousand (25,000) of our ordinary shares, at an exercise price of $6.00 per share (the “Warrants”).

Additionally, our majority shareholder, Proud Glory Limited, of which our sole officer and director Mr. Zhide Jiang is the managing director (the “Lock-Up Shareholder”), entered into a Lock-Up Agreement with Emerald whereby the Lock-Up Shareholder agreed it will not, offer, pledge, sell or otherwise dispose of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares during the period beginning on and including the date of the final Closing of the Offering for a period of eighteen (18) months.

Pursuant to an Investor Relations Escrow Agreement, amongst us, Grandview Capital, Inc. (“Grandview”), Access America and Anslow & Jaclin, LLP as escrow agent, dated October 22, 2009 (the “Investor Relations Escrow Agreement”), we placed a total of $120,000 in an escrow account with our counsel to be used for the payment of investor relation fees. Further, pursuant to a Holdback Escrow Agreement, amongst us, Grandview, Access America and Anslow & Jaclin, LLP as escrow agent, dated October 22, 2009 (the “Holdback Escrow Agreement”), we placed escrow funds equal to ten percent (10%) of the Offering proceeds, with our counsel to be held in escrow until such time as a qualified chief financial officer has been approved and appointed as an officer of Emerald.  Finally, pursuant to a Going Public Escrow Agreement, amongst us, Grandview, Access America and Anslow & Jaclin, LLP as escrow agent, dated October 22, 2009 (the “Going Public Escrow Agreement”), we placed a total of $1,000,000 from the Offering proceeds with our counsel to be used for the payment of fees and expenses related to becoming a public company and listing its ordinary shares on a senior exchange. Pursuant to each of the Investor Relations Escrow Agreement, Holdback Escrow Agreement and Going Public Escrow Agreement, in the event that the proceeds of such escrow accounts have not been fully distributed within two years from the date thereof, the balance of such escrow proceeds shall be returned to us.

In connection with the Offering, we and our management entered into a Make Good Escrow Agreement, whereby management placed a total of 4,600,000 of management’s ordinary shares in escrow (the “Escrow Shares”) and agreed to transfer the Escrow Shares, in whole or in part as described below, to the Investors on a pro rata basis in the event that we do not meet certain performance targets for its fiscal years ending December 31, 2009 and December 31, 2010.

Placement Agent

Grandview, the lead placement agent, and Rodman & Renshaw, LLC (“Rodman”), the co-placement agent, are the placement agents (the “Placement Agents”) in connection with the Offering. For the placement agent services, we paid a cash commission equal to 7% of the aggregate gross proceeds of the Units sold and issued five-year warrants to purchase 503,201 ordinary shares, which equal 10% of the number of ordinary shares sold in this Offering, exercisable at any time at a price equal to $6.00 per share (“Agent Warrants”). In addition, we paid to Grandview a consulting services fee in the amount of $200,000 at the Closing of the Offering, and 894,293 ordinary shares after the Closing of the Combination (the “Grandview Shares”). Grandview was issued 894,293 ordinary shares of Emerald as part of the Exchange Share. The Grandview Shares will have the same registration rights afforded to the Investors of the Units .

Second Closing

On November 2, 2009, we entered into and closed on the second and final round (the “Second Closing”) of a private placement by raising $1,915,003 through the sale of investment units (the “Units”) at an offering price of $150,000 per unit pursuant to a Subscription Agreement between us and certain Investors named in the Subscription Agreement. Together with the first closing on October 22, 2009, we raised an aggregate of $17,011,014 proceeds from the Offering.  Pursuant to the Second Closing, we issued the Placement Agents additional five-year warrants to purchase 63,834 ordinary shares

OFF-BALANCE SHEET ARRANGEMENTS

There are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

We were incorporated under the laws of Cayman Islands on March 10, 2006.  On May 31, 2006, we completed a private placement offering by selling 177,500 ordinary shares to 355 offshore private investors for $35,500. On July 18, 2006, we sold an additional 54,000 shares to 108 offshore private investors for $10,800. On October 22, 2009, we acquired Merit Times in a reverse acquisition transaction, which involved a financing transaction and a share exchange transaction which are more fully described below.

Background and History of Merit Times

We own all of the issued and outstanding capital stock of Merit Times, which in turn owns 100% of the outstanding capital stock of MeKeFuBang. On June 10, 2009, MeKeFuBang entered into a series of contractual agreements with Longkang Juice, and its five shareholders, in which MeKeFuBang effectively assumed management of the business activities of Longkang Juice and has the right to appoint all executives and senior management and the members of the board of directors of Longkang Juice. The contractual arrangements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement, Proxy Agreement, and Option Agreement, through which MeKeFuBang has the right to advise, consult, manage and operate Longkang Juice for an annual fee in the amount of Longkang Juice’s yearly net profits after tax. Additionally, Longkang Juice’s Shareholders have pledged their rights, titles and equity interest in Longkang Juice as security for MeKeFuBang to collect consulting and services fees provided to Longkang Juice through an Equity Pledge Agreement. In order to further reinforce MeKeFuBang’s rights to control and operate Longkang Juice, Longkang Juice’s shareholders have granted MeKeFuBang the exclusive right and option to acquire all of their equity interests in Longkang Juice through an Option Agreement, which is also known as Present Incentive Option Agreement as described below.

On June 10, 2009, the Chairman of Shangdong Longkang Juice Co., Ltd, Mr. Zhide Jiang, as a PRC citizen, entered into a call option agreement, which we refer to as the Original Incentive Option Agreement, with Mr. Chee Fung Tang, a Hong Kong passport holder and the Merit Times Shareholders. Under the Original Incentive Option Agreement, Mr. Jiang shall serve as CEO, director or other officer of Merit Times for a certain period of time; and in anticipation of Mr. Jiang’s continuance contributions to the companies including Merit Times and Longkang Juice, if the companies meet certain thresholds of the revenue conditions, Mr. Jiang shall have rights and options to be transferred the shares of Merit Times at a nominal price. In addition, Original Incentive Option Agreement also provides that Mr. Tang shall not dispose any of the shares of Merit Times without Mr. Jiang’s consent.

On August 5, 2009, Mr. Tang, a Hong Kong resident and the sole shareholder of Proud Glory Limited (a British Virgin Islands company, which became the major shareholder of Merit Times after Merit Times recapitalized), entered into a new Incentive Option Agreement, which we refer to as the Present Incentive Option Agreement, with Mr. Jiang. Pursuant to Present Incentive Option Agreement, the Original Incentive Option Agreement will be terminated on the effective date of Present Incentive Option Agreement. The effective date of Present Incentive Option Agreement is October 22, 2009.

Under the Present Incentive Option Agreement, Mr. Jiang shall serve as managing director or other officer of Merit Times for not less than 3 year period of time; and in anticipation of Mr. Jiang’s continuance contributions to the group including Merit Times, MeKeFuBang and Longkang Juice, if the group meets certain thresholds of the revenue conditions, Mr. Jiang shall have rights and options to be transferred up to 100% shares of Proud Glory Limited at a nominal price within the next three years (the “Option”). In addition, the Present Incentive Option Agreement also provides that Mr. Tang shall not dispose any of the shares of Proud Glory Limited without Mr. Jiang’s consent.

The following chart reflects our organizational structure as of the date of this prospectus.

Acquisition of Merit Times and Related Financing

On October 22, 2009, we acquired Merit Times in a reverse acquisition transaction, which involved a financing transaction and a share exchange transaction. In accordance with a Share Exchange Agreement dated October 22, 2009, which we refer to as the Exchange Agreement, by and among us, Merit Times, and the shareholders of Merit Times (the “Merit Times Shareholders”), we acquired 100% of the issued and outstanding shares of Merit Times in exchange for 21,333,332 shares or 97.77% of our Ordinary shares issued and outstanding after the closing of the share exchange transaction, thereby making Merit Times our wholly owned subsidiary. Pursuant to the terms of the Exchange Agreement, Access America Fund, LP (“Access America”), the principal shareholder of the Company, cancelled a total of 794,000 ordinary shares of the Company. Further, the prior officers and directors of the Company resigned and Mr. Zhide Jiang was appointed as the sole director and officer of the Company.

In the related financing transaction, on October 22, 2009, and November 2, 2009, we completed a private placement of investment units (the “Units”) for a total of $17,011,014, each Unit consisting of fifty thousand (50,000) ordinary shares and five-year warrants to purchase twenty five thousand (25,000) ordinary shares of the Company, at an exercise price of $6.00 per share (the “Investor Warrants”). In the aggregate, we issued 5,670,339 ordinary shares and Investor Warrants to purchase a total of 2,835,177 ordinary shares in this financing. Grandview Capital, Inc. (“Grandview”), the lead placement agent, and Rodman & Renshaw, LLC (“Rodman”), the co-placement agent, were our placement agents (the “Placement Agents”) in connection with the financing transaction. For the placement agent services, we paid a cash commission equal to 7% of the aggregate gross proceeds of the Units sold and issued five-year warrants to purchase 567,035 ordinary shares (“Agent Warrants”, together with the “Investor Warrants,” collectively refer to as the “Warrants”), which equal 10% of the number of ordinary shares sold in the above financing transaction, exercisable at any time at a price equal to $6.00 per share

In connection with the financing, Zhide Jiang and the Company entered into an escrow agreement with the investors in which Mr. Jiang agreed to a “make good” obligation and to place into escrow a total of 4,600,000 ordinary shares beneficially owned by Zhide Jiang through his company Proud Glory Limited. The escrowed shares will become subject to disbursement to Zhide Jiang or to the private placement investors based upon our financial performance in the fiscal years ended 2009 and 2010.

Under the “make good” arrangement, minimum net income thresholds of $14,000,000 and $18,000,000 with a 10% allowable variation were established for the 2009 and 2010 fiscal years, respectively. If, in a given fiscal year, the applicable minimum net income threshold is not met, escrowed shares, on a pro-rata basis, in an amount equal to the percentage of variation from the net income threshold times the total number of escrow shares, are required to be disbursed to the private placement investors. If any escrow shares are distributed to investors resulting from the Company not attaining the 2009 net income thresholds, Zhide Jiang will place an additional amount of shares into escrow so that the escrow shares total 4,600,000.

Additionally, our majority shareholder, Proud Glory Limited, of which our sole officer and director Mr. Zhide Jiang is the managing director (the “Lock-Up Shareholder”), entered into a Lock-Up Agreement with us whereby the Lock-Up Shareholder agreed it will not, offer, pledge, sell or otherwise dispose of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares during the period beginning on and including the date of the final closing of the aforementioned financing transaction for a period of eighteen (18) months.

OUR BUSINESS

Overview

We are a holding company that operates through our indirectly owned subsidiary Longkang Juice, a producer of fruit juice concentrate in the PRC. Longkang Juice was incorporated as a limited liability company on November 22, 2004 under the laws of China. As of its incorporation, the name of Longkang Juice was Laiyang Tianfu Juice Co., Ltd. and it changed its name to Shandong Longkang Juice Co., Ltd. on January 14, 2008. We specialize in developing, processing, marketing and distributing fruit juice concentrate, including Laiyang Pear, apple and strawberry juice concentrate.  We are the only producer of Laiyang Pear fruit juice concentrate, which is known for its taste, nutritional and medical benefits, and application in health supplements, pharmaceuticals, and the food and beverage industries . Our products are distributed in Shandong, Guangdong, Liaoning and Jiangsu provinces in China.

Laiyang Pear is the most significant source of revenue for the Company. During fiscal year of 2008, Laiyang Pear juice concentrate represented 90.2% of revenue and 92.6% of sales volume. In comparison, apple juice concentrate contributed 6.9% of revenue in fiscal year 2008, while strawberry, contributed 2.9% of revenue. Apple and Strawberry juices are mainly produced during the off-season when Laiyang Pear is not being produced.  Laiyang Pear as a trademark has been registered by the Laiyang city government. Longkang has been granted by the Laiyang government as the exclusive producer of Laiyang Pear juice concentrate beginning January 2009 for a period of 30 years. No other producer can use the trademark or enter into the Laiyang Pear juice concentrate business until the exclusive right of our company has been expired. While Laiyang Pear juice concentrate will remain our main source of revenue, we plan to further diversify our product mix and increase the processing volume of other fruits types such as berries.  We also intend to develop and produce bio animal feed as a byproduct of pear juice concentrate and fruit puree products to further diversify our product mix and increase our revenue.

We generate revenues solely from the sale of fruit juice concentrate. Our revenues for the fiscal year ended December 31, 2008 which was $74,232,226 represented a 14.1% growth from the fiscal year ended December 31, 2007 with revenues of $65,038,233.   Our fiscal year 2008 net income was $11,558,401, an increase of 44.8% compared with our fiscal year 2007 net income of $7,979,751.  Our growth strategy is to open additional facilities and product lines to increase our production capacity.

Our revenues for the nine months ended September 30, 2009 were $57,956,699, a increase of 11.7% from revenues of $51,884,413 during the nine months ended September 30, 2008. Our net income was $10,842,733 during the nine months ended September 30, 2009, an increase of 40,4% from net income of $7,721,918 during the same period of 2008.

Our Industry

According to a report on China’s fruit processing industry issued by Beijing Business & Intelligence Consulting Co. Ltd. (“BBIC,” and such report is hereinafter referred to as the “BBIC Report”), an independent market research firm, China’s fruit processing industry has grown significantly in the past several years. The total output of fruit processed products in China grew from $16.8 billion in 2005 to $27.5 billion in 2007, representing a compound annual growth rate (“CAGR”) of 27.94%. The sales value of fruit processed products in China grew from $17.0 billion in 2005 to $26.1 billion in 2007, representing a CAGR of 27.72%.

BBIC projected that the total sales value and net income of fruit processed products in China will reach $37.2 billion and $2.5 billion in 2010, or a growth of 42.52% and 66.67%, respectively, during the four-year period from 2007 to 2010.  The table below sets forth the sales and net income of fruit processing industry in China from 2005 to 2010 and projected sales and net income of fruit processing industry in China from 2008 to 2010.

Sales and Projected Sales and Net Income of Fruit Processing Industry in China, 2005-2010

(in Billions of U.S. $)	2005	2006	2007	2008	2009	2010
Sales	16.0	21.0	26.1	28.5	32.9	37.2
Net Income	0.9	1.2	1.5	1.8	2.2	2.5

Source: 2006-2008 Fruit processing industry research report, Beijing Business & Intelligence Consulting Co. Ltd.

China’s economy has grown significantly in recent years. According to the National Bureau of Statistics of China (the “NBS”), China’s gross domestic product (the “GDP”) has increased from RMB12.0 trillion ($1.6 trillion) in 2002 to RMB25.0 trillion ($3.4 trillion) in 2007. The International Monetary Fund also estimated that China’s real GDP should grow at an annual growth rate of 10.0% in 2008. China’s economic growth has resulted in a significant increase in household disposable income in China. According to the NBS, between 2002 and 2007, urban household disposable income per capita increased from RMB7,703 ($1,055) to RMB13,786 ($1,887), or a CAGR of 17.4%, and rural household disposable income per capita increased from RMB2,476 ($339) to RMB4,140 ($557), or a CAGR of 12.1%.  We believe that as GDP and disposable income increase, fruit processed products will become more affordable and consumers will generally spend an increasing portion of their disposable income on healthy nutritional products, such as our premium specialty fruit based products.

With approximately one quarter of the world’s population, China represents a key growth driver for the global fruit food market.  According to Euromonitor, an independent research firm, although China is the largest producer of apples, third largest producer of oranges, and one of the top producers of pears and peaches in the world, per capita fruit juice consumption in China is currently well below that of major developed countries.

Due to low labor costs and an abundant supply of fruit, most notably apples, pears, and kiwifruit, China is a large fruit juice concentrate producer and the largest apple juice concentrate producer in the world. Chinese fruit juice concentrates and juice beverage products produced by companies using high-quality equipment are trusted by large-scale international corporations and consumed throughout the world. In addition, marketing strategy and transportation technology improvements have enabled Chinese companies to more effectively market and distribute fruit juice concentrate and fruit juice beverages globally.  The export of fruit products is also a growing aspect of the fruit processing industry in China.  With improvements in the quality and quantity of the production, marketing, and transportation technologies, China has strengthened its position in the world market. According to the BBIC Report, processed fruit export sales are expected to reach $10.9 billion in 2010, representing a 42.72% growth over that in 2007.

We believe that improved living standards and growing household disposable income have led to greater health awareness among the population.  As people become more affluent, we believe that their spending on quality healthy and nutritional products, like our products, will increase. For example, according to the BBIC Report, non-carbonated beverages are gradually taking more market shares from carbonated beverages. The market share of carbonated beverages has decreased from 34% of the total beverage market in 2003 to 26% in 2007, and fruit juice and purified water are the main contributors for the market share increase of non-carbonated beverages.

Therefore, we anticipate that China’s fruit  concentrate industry will continue to grow.

Products

We currently produce three types of fruit juice concentrate: Laiyang Pear, apple and strawberry.  We are the only producer of Laiyang Pear juice concentrate, which is known for its exceptional taste, nutritional and medical benefits; and application in health supplement, pharmaceutical, fruit juice, and other food products. The current annual production of fruit juice concentrate is 33,000 metric tons (“MT”) with sales across China. Our current capacity is 35,000 tons of fruit juice concentrate with a utilization rate of 95% during peak seasons and 70% on an annual average.  The seasonality is related to the growing season for the Laiyang pear from June to February each year.

We have been provided an exclusive license for producing Laiyang Pear juice concentrate in Laiyang City. The license is issued by Laiyang agriculture committee for producing Laiyang Pear juice concentrate exclusively.

Current product portfolio

Laiyang Pear is the most significant source of revenue for the Company. During fiscal 2008, Laiyang Pear juice concentrate represented 90.2% of revenue and 92.6% of sales volume. In comparison, apple juice concentrate contributed 6.9% of revenue in fiscal year 2008, while strawberry, contributed 2.9% of revenue.  Apple and Strawberry are primarily produced during the off-season for Laiyang Pear production.

Laiyang Pear juice concentrate uses Laiyang Pear as its main raw material. We have imported equipment from United States and Europe to produce Laiyang Pear juice concentrate. The product maintains Laiyang Pear’s nutrition and claimed medical benefits. Our products are mainly sold to health supplement, pharmaceutical, food and beverage industry. In 2008, the percentages of our products sold to such industries are 52%, 33%, 11% and 4% respectively. Due to the climate and environmental benefits in Laiyang city, the Laiyang Pear only grows in Laiyang City, Shandong Province in China and has been doing so for over 1600 years.

Laiyang Pear has a high sugar content, mainly fructose, glucose, sucrose and other soluble sugar, and contains a variety of organic acids, vitamin B1, B2, vitamin C, nicotinic acid, carotene and minerals such as calcium, phosphorus and iron. The fruit is both low in sodium and high in potassium.

We have been working with colleges and institutions to study Laiyang Pear producing technology, and we have developed applications through new technology that reduces browning of the produce and that helps to maintain Laiyang Pear’s nutritional and medical benefits by storing the concentrate at a low temperature. We have also developed a filtration process through which we are able to achieve higher quality juice concentrate by separating various sediment substances from the crude juice.  After the undesirable sediments are removed, a clarified crude juice of increased quality and shelf-life is obtained and turned into juice concentrate. Although our production facilities are running at full capacity, there is an increasingly high demand for Laiyang Pear juice extract.

Expanding Product Mix

We intend to maintain our leadership in the production of Laiyang Pear juice concentrate, and at the same time, diversify into other agricultural products to mitigate risk. Specifically, we intend to increase investment in high margin products, for example, on average, berry concentrates’ gross margin is approximately 40%; to expand market share of apple and strawberry products; and to expand fruit selection such as blueberry, raspberry, blackberry, apricot and yellow peach. We also plan to produce bio animal feed, which is a byproduct of pear juice concentrate. We intend to enter into new markets as follows:

Puree Products: Puree consumption is growing 10% per annum in China. In addition, about half of all fruit puree consumed in Japan is imported from China. The major customers in puree products are fruit distributors and baked goods companies. The gross margin for pear puree, apple puree and strawberry puree are 30%, 25% and 40% respectively.

Bio Animal Feed: We have received increased interest for high-quality bio feed after the 2008 scandals with tainted milk products in China. The major customers in bio animal feed are livestock and poultry companies. If we enter into the bio animal feed industry, no additional raw materials will be required for us as we can use the residue from our juice concentrate processing. There is a total of 500,000 MT of fruit and vegetable waste in Laiyang area.

Through our research with China Agriculture University, Laiyang Pear wastes, as the main raw materials for bio animal feed described above, consist of fruit pulp, fruit seeds, and fruit stalk which account for 96.2%, 3.1% and 0.7% respectively. They contain varies nutritional composition such as crude protein, crude fiber, crude fat, non-extract nitrogen, calcium, digestible energy, metabolizable energy, phosphorus, potassium, iron, manganese, sulfur and other elements of macro minerals and trace elements, of which the iron content in fruit waste is 4.9 times that of corn; lysine, methionine and arginine content is 1.7 times, 1.2 times and 2.75 times of vitamin B2 and are 3.5 times that of corn, and more than 15% total sugar in nitrogen-free extract. Other raw materials for bio animal feed include any other fruit and vegetables waste contain sugar, vitamin C and starch, which require fresh, clean, no debris, and no sediment.

We will use fomenter, inoculated cans, vacuum pumps, fermentation tanks, stainless steel pumps, ozone machines, laboratories, and laboratory equipments to produce bio animal feed in accordance with the quality standard “China Feedstuff Sanitation Standard” and “Chinese Feedstuff Quality Control New Technology Standard.” The shelf life of the bio animal feed product is 12 months.

In connection with the technology used to produce bio animal feed, we have obtained a patent to protect our technology. The patent number is 200910015442.2. The patent is owned by Zhide Jiang, the Chief Executive Officer of Longkang Juice.

Features of animal feed products:

In 2007, Longkang and China Agriculture University worked together and developed animal feed production technology by fermenting fruit and vegetable waste. The main features of animal feed product are:

•
Low cost: While the normal feed price is approximately 2500RMB/MT, the price at which we estimate we can sell our bio-animal feed is approximately 1600RMB/MT.  In our production, we can utilize residue from Laiyang Pear juice concentrate production, therefore there is no incremental raw material cost for production.

•
High milk production: The protein content of our product will be 15% which is 5% higher than normal animal feed. Our research shows that the dairy cattle have higher milk production after taking the bio-feed product.

•	Reduced waste: The residue from production has historically needed to be disposed of as waste. By utilizing the waste to produce bio-feed, waste shall be reduced.

•	Improves dairy cattle’s immune system and disease resistance: Bio-feed can be used as feed attractant before and after weaning calves in order to support their immune system.

Production

Production facility

Our primary production facility is located in Laiyang city, Shandong province in PRC. We have two production lines with combined production capacity of 35,000 MT and occupy approximately 5,272 acres of plantation fields.  One production line has two pressers from which provide a total capacity of 20MT per hour with capital of 10MT per hour each. The enrichment equipment is imported from APV UK with 18MT concentration capacity per hour. The supporting facilities of plate heat exchanger and tubular sterilization machine are from Shanghai Beverage Machinery Factory with capacity of 20MT per hour, the company also equipped a vertical filter from Nanjing Gaoyou filter factory.

Production process & technology

When we produce fruit juice concentrate, we usually crush and beat fresh fruits into mashes, and press fruit mashes until fruit juice comes out. We then mix raw fruit juice with proper amount of compound enzyme to remove pectin and starch. Finally, we filter concentrate fruit juice in concentrators to achieve the target content of soluble solids, acidity and other quality standards. We have recently adopted a number of new technologies for our production processes. One example is that we have been introducing a secondary precipitation process which gives us 10% more juice concentrate from the same input by separating various sediment substances from the crude juice.  After the undesirable sediments are removed, a clarified crude juice of increased quality and shelf-life is obtained and turned into juice concentrate. We estimate that this will reduce costs in the amount of approximately 416RMB/ton. In addition, we have developed technology that reduces browning of the produce and that helps to maintain Laiyang Pear’s nutritional and medical benefits by storing the concentrate at a low temperature.

Quality Control

We place primary importance on quality.  Our production facility has ISO 9001 and HACCP series qualifications. We have established quality control and food safety management system for the purchase of raw materials, fruit processing, packaging, storage and distribution.  We have also adopted internal quality standards that we believe are stricter than the standards mandated by the PRC government.

High quality raw materials are crucial to the production of quality fruit products. Therefore, we rigorously examine and test fresh fruits arriving at our plant. Any fruits that fail to meet our quality standard will be rejected. We perform routine product inspection and sample testing at our production facility and adhere to strict hygiene standards. All of our products undergo inspection at each stage of the production process, as well as post production inspection and final checking before distribution for sales. Products in storage or in the course of distribution are also subject to regular quality testing.

Raw Materials and Suppliers

Laiyang Pear, barrels and coal are our major raw materials.

Our headquarters and manufacturing facilities are strategically located in close proximity to the Laiyang Pear orchards on the Jiaodong Peninsula, providing easy access to the only supply of Laiyang Pear in the world. We maintain effective costs through cooperative agreements with local farmers and through receiving government support. We have also secured our supply of Laiyang Pear by leasing our own orchards with plans to lease additional land in the future to develop green-certified products. These supply chain arrangements provide us with advantages in terms of product quality, and stability and reliability of delivery.

The Laiyang Pear has a history of nearly 1,600 years of known production. The oldest Laiyang pear tree still producing the pears is more than 400 years old.  The fields for growing Laiyang Pear total approximately 82,372 acres, and result in total production of approximately 1.5 million tons Laiyang Pear.  Longkang has contracted fields of approximately 5,272 acres. Longkang currently uses approximately 350,000 tons Laiyang Pear, which is approximately 23% of the total Laiyang Pear production. We are therefore confident that there will be enough raw materials to meet the increased capacity for our company following the expansion.

Other main suppliers are Qixia Fangyuan Co., Ltd, Laiyang Lida Co., Ltd, Yingwei Yu, Zuwei Jiang, and Lijun Wang.

•
Qixia Fangyuan Co., Ltd. is located at Qixia Industrial Zone. It produces 400,000 barrels every year, of which Merit Times needs 120,000 barrels. The barrels are produced in accordance with international standards and the Company has had no quality or supply problems with this company in the last few years.

•
Laiyang Lida Co., Ltd. is located in Laiyang city and it supplies coal throughout the year. We signed a long term contract with Laiyang Lida Co., Ltd. for approximately 20,000 tons of coal per year. There have been no quality problems with this company in the last few years.

•
Yingwei Li, Zuwei Jiang and Lijun Wang have been working in the fruit buying and transportation business for many years. They have many branch stations which allow us to harvest a high volume of pears during harvest season. They have specialists and equipment required to test the quality of our pears.

Research & Development

Our research and development activities are driven by changing consumer tastes and preferences, developing high margin product segment, adapting to healthy lifestyle demands, utilizing all components of the raw materials, and growing demand for green products.

There are 40 skilled food specialists in our company which guarantees the product quality as well as possibility of new product development. We also work with outside institutions to get their support. For instance,  in 2005, by the efforts of the experts from South Korea/Italy and the Chinese Research Institute of Fruit as well as our specialists, the weakness of Laiyang Pear in difficult to store; easy to turn brow and  difficult to transport were all resolved, which made Laiyang Pear juice concentrate successfully produced.

In recent years, we continue to work with tertiary institutions and research institutes for technical support and cooperation. We established long-term relationships with the China Agricultural University; Laiyang Agricultural College; Shandong Institute of Light Industry and China Research Institute of Fruit, so that we can timely update and achieve better understanding in technology, information and human resource for the China and international markets.

We also invested in advanced laboratory equipment, including chromatography, precision scales, spectrophotometer, high-speed centrifuges, small tube sterilization machine, membrane filter and relevant equipment of fruit juice production testing, as well as the sterile laboratories which can be used for precise analysis in comprehensive study.

Below are the summaries of our current research projects:

We cooperate with Laiyang Agricultural College commencing from January 2005 to work on a research project regarding Laiyang Pear juice decolorization to develop natural honey. The project is expected to be completed in December 2009 and the total cost of the project is $1,025,055.

In 2006, we entered into an agreement Project of High Tech Bio Feed Stuff from Fruit and Vegetable Waste with China Agriculture College. The research began from September 2007 and will continue for 30 years until 2027. We use vacuum pump and a set of straw, a set of steam warming pipe, stainless steel pump and a set of straw, 4 of high intensity plastic, one piece of cover (the size depends on the size of fermentation pond), ozone developer, 4 of long sensor thermometer, fermentation tank, a set of pre-processing machinery, a set of lab facility and conduct the research at the laboratory of China Agriculture College. All the production of this research project will belong to our company. In connection with the technology used to produce bio animal feed, we have obtained a patent to protect our technology. The patent number is 200910015442.2. The patent is owned by Zhide Jiang, the Chief Executive Officer of Longkang Juice.

In addition, we cooperate with Fruit Research Institute of China commencing from January 2005 to work on a research project regarding abstract preservatives and oil from seeds and waste from after juice concentrate production for use in cosmetic skin care products and natural preservatives. The project is expected to end in December 2009 and the total cost of the project is $585,745.

Together with Fruit Research Institute of China, we also work on a research project regarding secondary precipitation to increase production yield of Laiyang Pear juice concentrate commencing from January 2005 and expected to be ending in December 2009. The total cost of the project is $585,745.

Marketing, Sales & Distribution

Currently, our products are only sold in the PRC, and we utilize distributors for the sale of our products. We have a total of seven (7) distributors, some of which are also the end users of the product. Our customers pick up the products from our factory directly using refrigerated trucks.

We anticipate beginning to sell our products through direct sales to end users toward the end of 2009, and we have begun direct marketing to the end users. In our direct marketing efforts, we have collected information lists about potential end users who are mainly in the pharmaceutical or healthcare industry. We have contacted these potential end users to introduce our products, and free samples are sent upon request. Once we negotiate purchase terms and execute the contract with the customer, our factories will begin producing with customer specification. We intend to visit our major customers periodically to make sure that they are satisfied with our product and service.

Customer Concentration

The Company’s customers are in the health supplement, pharmaceutical, fruit juice, and other food product industries in Shandong, Guangdong, Liaoning and Jiangsu provinces in the PRC. Below is a chart indicates the geographic distribution:

Currently we have 7 customers. Our Top 5 customers are:

1.	Shandong Zhanhua Haohua Fruit Juice Co., Ltd., which uses juice concentrate as an ingredient in their own products;
2.	Qingdao Dongxu Xinshen Trading Co., which sells the juice concentrate to Chinese medicine and fruit juice drinks producers;
3.	Yantai Jinyuan Food Co., Ltd., which uses juice concentrate as a sweetener for their export product;
4.	Xintai Hengxin Trading Co., which sells to bakery, candy, fruit juice and other producers; and
5.	Guangzhou Huaqing Trading Co., Ltd., which sells to food additive, fruit juice, and export companies.

Our customers and sales for 2007 & 2008 are as follows:

Customers	2007(US)	2008(US)
Shandong Zhanhua Haohua Fruit Juice Co., Ltd.	$10,235,060	$17,344,300
Qingdao Dongxu Xinshen Trading Co.	11,658,783	11,878,235
Yantai Jinyuan Food Co., Ltd.	$11,569,409	$11,415,522
Xintai Hengxin Trading Co.	7,546,868	9,180,354
Guangzhou Huaqing Trading Co., Ltd.	8,743,595	9,111,255
Dandong Jinwang Trading Limited	8,656,115	8,787,622
Dongtai Hongda Company	6,076,052	6,413,590

Overall, 52% of our products are sold to health supplement companies, 33% to Chinese medicine companies, 11% to fruit juice producers and 4% to food producers.

Growth Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

Increase production capacity.  Our existing two production lines have been running at close to full capacity while the market demand for our existing products keeps increasing.  We also have abundant supply of source fruits to support the expansion of our business. We plan to add one new production line for the processing of juice concentrate and puree products by June 2010: the production capacity of this new production line will be 30 MT per hour.  This production line will include raw material transfer and fruit crushing facilities; a primary and secondary presser system; puree/juice purification system; filtration system; concentration system; steam cleaning system; aseptic packing system, etc. We also plan to add a refrigerated warehouse to store our products.

Further strengthen our raw materials procurement network.  We believe that a secure supply of principal raw materials is crucial to our future success. Hence, we intend to further strengthen our existing cooperative relationship with existing local farmers and contract growers. In addition, we have exclusive land leases from the Laiyang city government of approximately 5,272 acres of land (6.4% of the overall field area of the Laiyang Pear in Laiyang city) and will continue to expand our plantation fields. We aim to produce our own Laiyang Pear, to maintain the quality of the Laiyang Pear and to reduce raw material costs.

Further expand our distribution network to increase the prevalence of our products nationwide.  Our current sales depend heavily on our regional distributors and their network. To support our rapid growth in sales, we plan to further expand our distribution network by adding more new distributors in the next few years. In addition, we also plan to expand upon our customer base by developing new relationships with end users in markets we have not yet penetrated.

Continue to diversify our product portfolio to satisfy different customer preferences.  We currently produce three types of fruit juice concentrate: Laiyang Pear, apple and strawberry. We constantly evaluate our products and seek to adapt to changing market conditions by updating our products to reflect new trends in consumer preferences.  We have finished research and development for our new product berries. We also intend to develop and produce bio animal feed as byproduct of pear juice concentrate and fruit puree products to further diversify our product mix and increase our revenue. We will analyze the market trends and customer preference to decide which products to be launched.

Create brand awareness.  We believe that as we continue our expansion efforts we will be able to increase brand awareness among consumers and among the pharmaceutical and medical community. In addition, as Laiyang Pear has been registered as a trademark by the Laiyang government, and we have been authorized as the exclusive producer of Laiyang Pear juice concentrate until January 2039, we plan to work with other product manufacturers to include the “Laiyang Pear” trademark on products that include our Laiyang Pear juice concentrate. This may develops Laiyang Pear into a brand name and increase our sales.

Competition

Our main product is Laiyang Pear juice concentrate and we face little direct competition due to the following reasons: we are the only producer of Laiyang Pear juice concentrate. Laiyang Pear only grows on both sides of Five Dragon River in Laiyang city due to unique climate and environmental factors. The Laiyang Pear trademark is a registered trademark of the Laiyang city government. We have been granted by the Laiyang government as the exclusive producer of Laiyang Pear juice concentrate beginning in January 2009 for a period of 30 years. No other producer can use the trademark or enter into the Laiyang Pear juice concentrate business until the exclusive rights held by the Company have expired. Additionally, we are authorized to use the trademark and can develop our brand name as the exclusive producer. However, there are numerous other producers of fruit juice concentrate that compete with us.

Competitive Advantages

We believe that our success to date and potential for future growth can be attributed to a combination of our strengths, including the following:

Only Laiyang Pear juice concentrate producer in China. We are the only Laiyang Pear juice concentrate producer in China and we enjoy a strong geographic advantage due to its proximity to the Laiyang Pear growing orchards. The use of premium quality raw materials provides our products with a high concentration of fruit. “Laiyang Pear” as a trademark has been registered by the Laiyang city government. We have been granted by the Laiyang government as the exclusive producer of Laiyang Pear juice concentrate beginning January 2009 for a period of 30 years. No other producer can use the trademark or enter into the Laiyang Pear juice concentrate business until the exclusive right of our company has been expired.

Established raw material procurement network. We are in a location in the temperate zone with the ideal climate condition for fruit farming, especially apples and Laiyang Pears. It is also ideal for transporting to other parts of China as well as for exporting overseas. It has traditionally been a major fruit production area and the key fruit farming and processing base for Chinese as well as international companies. In Laiyang City alone, the current apple plantation is about 86,580 hectare with annual production of 3 Million MT and Laiyang Pear plantation of 33,300 hectare with the annual production of 1.5 million metric tons (“MT”). We also have our own dedicated plantation for apple and Laiyang Pear of 11,322 hectare with annual yield of 0.5 million MT. We maintain effective costs through cooperative agreements with local farmers of the Laiyang Pear in Laiyang city. We have also secured our supply of Laiyang Pear mainly through contract growers, and to a lesser degree, through purchase from the open market. In addition, we have exclusive land leases from the Laiyang city government and have started growing our own orchards with plans to expand in the future to develop green-certified products. These supply chain arrangements provide us with advantages in terms of product quality, and stability and reliability of delivery.

Emphasis on quality control and food safety.  We emphasis quality and safety and have quality control and food safety management systems for all stages of our business, including raw materials sourcing, production, packaging and storage of our products.  We apply and adhere to internal quality standards that we believe are stricter than the PRC national standards. Our processing facility possesses ISO9001 and HACCP series qualifications.

Intellectual Property

To date, we do not have any trademark registration for our technologies. However, we rely on trade secret protection and confidentiality agreements to protect our proprietary information and know-how and have entered into non-disclosure agreements with certain of our key employees and executives to protect our trade secrets. In connection with the technology used to produce bio animal feed, we have also obtained a patent to protect our technology. The patent number is 200910015442.2. The patent is owned by Zhide Jiang, the Chief Executive Officer of Longkang Juice.

Regulation

The food industry, of which fruit based products form a part, is subject to extensive regulation in China. This following summarizes the most significant PRC regulations governing our business in China.

Food Hygiene and Safety Laws and Regulations

As a producer of food products in China, we are subject to a number of PRC laws and regulations governing food safety and hygiene, including:

•	the PRC Product Quality Law;
•	the PRC Food Hygiene Law;
•	the Implementation Rules on the Administration and Supervision of Quality and Safety in Food Producing and Processing Enterprises (trail implementation);
•	the Regulation on the Administration of Production Licenses for Industrial Products;
•	the General Measure on Food Quality Safety Market Access Examination;
•	the General Standards for the Labeling of Prepackaged Foods;
•	the Standardization Law;
•	the Regulation on Hygiene Administration of Food Additive;
•	the Regulation on Administration of Bar Code of Merchandise; and
•	the PRC Metrology Law.

These laws and regulations set out safety and hygiene standards and requirements for various aspects of food production, such as the use of additives, production, packaging, handling, labeling and storage, as well as facilities and equipment. Failure to comply with these laws and regulations may result in confiscation of our products and proceeds from the sales of non-compliant products, destruction of our products and inventory, fines, suspension of production and operation, product recalls, revocation of licenses, and, in extreme cases, criminal liability.

Environmental Regulations

We are subject to various governmental regulations related to environmental protection. The major environmental regulations applicable to us include:

•	the Environmental Protection Law of the PRC;
•	the Law of PRC on the Prevention and Control of Water Pollution;
•	Implementation Rules of the Law of PRC on the Prevention and Control of Water Pollution;
•	the Law of PRC on the Prevention and Control of Air Pollution;
•	Implementation Rules of the Law of PRC on the Prevention and Control of Air Pollution;
•	the Law of PRC on the Prevention and Control of Solid Waste Pollution; and
•	the Law of PRC on the Prevention and Control of Noise Pollution.

We have obtained all permits and licenses required for production of our products and believe we are in material compliance with all applicable laws and regulations.

Environment Protection

Our manufacturing facilities are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials. We are also subject to periodic inspections by local environmental protection authorities.  We have sewage treatment equipment used for biological treatment. The Laiyang Environmental Protection Agency samples our waste water discharge on a regular basis to make sure the waste water satisfies all environmental requirements. To date, we have not been advised of any violations of any environmental regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Properties

Our corporate office is located at No. 48 South Qingshui Road, Laiyang City, Shandong 265200 People’s Republic of China. The Company has two production lines with combined production capacity of 35,000 MT and occupies approximately 5,272 acres of plantation fields.  There is no private ownership of land in China. Land is owned by the government and the government grants land use rights for specified terms. The Company’s land use rights have terms that expire in December 2037 through December 2054.

Employees

As of November 20, 2009, we have approximately 170 full-time employees. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe we have good relations with our employees.

Insurance

We have property insurance for our facility located in Laiyang city.  We believe our insurance coverage is customary and standard for companies of comparable size in comparable industries in China.

We do not have any business liability, interruption or litigation insurance coverage for our operations in China. Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance.  Therefore, we are subject to business and product liability exposure.  See “Risk Factors – We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.”

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our sole executive officer and director. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our stockholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

NAME	AGE	POSITION
Zhide Jiang	52	President, Chief Executive Officer and Chairman of the Board of Directors

Zhide Jiang: President, Chief Executive Officer and Chairman. Mr. Jiang is the founder and chairman of the board of directors of Shandong Longkang Juice Co., Ltd since November 2004. Mr. Jiang served as Chairman for Laiyang Starch Factory, Laiyang Second Alcohol Brewing Co., Ltd. from April 1984 to October 2004. He was an engineer in Laiyang Agricultural Machinery Co., Ltd. from September 1976 to March 1984. He graduated from Wuxi University in 1976.

Currently there is no employment contract between the Company and its officer and director.

Committees and Meetings

The board of directors is currently composed of only 1 person. All board action requires the approval of our sole director. We intend to increase the size of our board of directors in the end of 2009.

We currently do not have standing audit, nominating or compensation committees. Our board of directors handles the functions that would otherwise be handled by each of the committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including equity plans), including compensation of executive officers.

Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Family Relationships

There are no family relationships between our director and executive officer.

Involvement in Certain Legal Proceedings

To the best of our knowledge, our sole director and officer has not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our sole director and officer has not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics

We currently do not have a code of ethics that applies to our officer, employees and director, including our Chief Executive Officer, however, we intend to adopt one in the near future.

EXECUTIVE COMPENSATION

Summary Compensation Table— Fiscal Years Ended December 31, 2008 and 2007

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.

Name and Principal Position (1)	Year Ended June 30	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph R. Rozelle,	2007	0	0	0	0	0	0	0	0
former CEO and Director (1)	2008	0	0	0	0	0	0	0	0
David Richardson,	2007	0	0	0	0	0	0	0	0
former Director (1)	2008	0	0	0	0	0	0	0	0
Zhide Jiang,	2007	5,010	0	0	0	0	0	0	5,010
President, CEO and Director (2)	2008	5,010	0	0	0	0	0	0	5,010

(1)	On the Closing Date, Joseph R. Rozelle and David Richardson tendered their resignations from the board of directors and from all offices held in the Company, effective immediately.

(2)
On the Closing Date, Zhide Jiang was elected as the President and Chief Executive Officer of the Company effective immediately. He was also appointed as Chairman of the Board of Director of the Company effective November 7, 2009, which is 10 days upon filing of an information statement required by Rule 14f-1 promulgated under the Exchange Act.

Employment Agreements

Currently, we do not have any employment agreements in place with our officers or directors.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended December 31, 2008.

Compensation of Directors

During the 2007 and 2008 fiscal years, no member of our board of directors received any compensation solely for service as a director. Our directors will not receive a fee for attending each board of directors meeting or meeting of a committee of the board of directors. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year we did not have a standing Compensation Committee. Our board of directors was responsible for the functions that would otherwise be handled by the compensation committee.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may beheld by the Cayman Islands courts to be contrary to public  policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Our articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own willful negligence or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

On April 10, 2006, we issued an aggregate of 1,050,000 of our ordinary shares to the individuals and entities set forth below for $1,050 in cash, at a purchase price of $0.001 per share, as follows:

Name	Number of Shares	Relationship to Us

Nautilus Global Partners, LLC 700 Gemini, Suite 100 Houston, TX 77058	1,000,000	Joseph Rozelle, our President and Chief Financial Officer, also is the President of Nautilus Global Partners, LLC.

Mid-Ocean Consulting Limited Bayside House Bayside Executive Park West Bay Street & Blake Road Nassau, Bahamas	50,000	David Richardson, one of our directors, also is the owner, president and CEO of Mid-Ocean Consulting.

Reorganization Related Transactions

Merit Times owns 100% of the issued and outstanding capital stock of MeKeFuBang.  On June 10, 2009, MeKeFuBang entered into a series of contractual agreements with Longkang Juice, and its five shareholders, in which MeKeFuBang effectively assumed management of the business activities of Longkang Juice and has the right to appoint all executives and senior management and the members of the board of directors of Longkang Juice. The contractual arrangements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement, Proxy Agreement, and Option Agreement, through which MeKeFuBang has the right to advise, consult, manage and operate Longkang Juice for an annual fee in the amount of Longkang Juice’s yearly net profits after tax. Additionally, Longkang Juice’s Shareholders have pledged their rights, titles and equity interest in Longkang Juice as security for MeKeFuBang to collect consulting and services fees provided to Longkang Juice through an Equity Pledge Agreement. In order to further reinforce MeKeFuBang’s rights to control and operate Longkang Juice, Longkang Juice’s shareholders have granted MeKeFuBang the exclusive right and option to acquire all of their equity interests in Longkang Juice through an Option Agreement, which is also known as Present Incentive Option Agreement as described below.

On June 10, 2009, the Chairman and the major shareholder of Shangdong Longkang Juice Co., Ltd, Mr. Zhide Jiang, as a PRC citizen, entered into a call option agreement (“Original Incentive Option Agreement”) with Mr. Chee Fung Tang, a Hong Kong passport holder (“Hong Kong Resident”) and the Merit Times Shareholders. Under the Original Incentive Option Agreement, Mr. Jiang shall serve as CEO, director or other officer of Merit Times for a certain period of time; and in anticipation of Mr. Jiang’s continuance contributions to the companies including Merit Times and Longkang Juice, if the companies meet certain thresholds of the revenue conditions, Mr. Jiang shall have rights and options to be transferred the shares of Merit Times at a nominal price. In addition, Original Incentive Option Agreement also provides that Mr. Tang shall not dispose any of the shares of Merit Times without Mr. Jiang’s consent.

On August 5, 2009, Mr. Tang, a Hong Kong resident and the sole shareholder of Proud Glory Limited (a BVI company, which became the major shareholder of Merit Times after Merit Times recapitalized), entered into a new Incentive Option Agreement (“Present Incentive Option Agreement”) with Mr. Jiang.

Pursuant to Present Incentive Option Agreement, the Original Incentive Option Agreement will be terminated on the effective date of Present Incentive Option Agreement. The effective date of Present Incentive Option Agreement is October 22, 2009.

Under the Present Incentive Option Agreement, Mr. Jiang shall serve as managing director or other officer of Merit Times for not less than 3 year period of time; and in anticipation of Mr. Jiang’s continuance contributions to the group including Merit Times, MeKeFuBang and Longkang Juice, if the group meets certain thresholds of the revenue conditions, Mr. Jiang shall have rights and options to be transferred up to 100% shares of Proud Glory Limited at a nominal price within the next three years (the “Option”).

In addition, the Present Incentive Option Agreement also provides that Mr. Tang shall not dispose any of the shares of Proud Glory Limited without Mr. Jiang’s consent.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

We are in the process of adopting a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $50,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy. A related person will be any executive officer, director or a holder of more than five percent of our ordinary shares, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, we expect that where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. The presentation will be expected to include a description of, among other things, the material facts, and the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our audit committee will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must excuse himself or herself form the deliberations and approval. Our policy will require that, in determining whether to approve, ratify or reject a related-person transaction, our audit committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of our company and our stockholders, as our audit committee determines in the good faith exercise of its discretion. We did not previously have a formal policy concerning transactions with related persons.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Other than employment, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our ordinary shares; or
(D)
Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

CHANGE IN ACCOUNTANTS

Prior to our reverse acquisition transaction with Merit Times, our independent registered public accounting firm was PMB Helin Donovan, LLP (“PMB”), while Merit Time’s independent registered public accounting firm was Sherb & Co., LLP. On October 22, 2009, concurrent with the change in control transaction discussed above, our board of directors approved the dismissal of PMB, as our independent auditor, effective immediately. Concurrent with the decision to dismiss PMB as our independent auditor, our board of directors elected to continue the existing relationship of Merit Times with Sherb & Co., LLP as our independent auditor.

PMB’s reports on the financial statements of the Company for the years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audit and review of the financial statements of the Company through October 22, 2009, there were no disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with PMB’s opinion to the subject matter of the disagreement.

In connection with the audited financial statements of the Company for the years ended December 31, 2008 and 2007 and interim unaudited financial statement through October 22, 2009, there have been no reportable events with the Company as set forth in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2008 and 2007 and through October 22, 2009, neither us nor anyone acting on our behalf consulted Sherb & Co., LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Sherb & Co., LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We provided PMB with a copy of this disclosure on October 22, 2009, providing PMB with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from PMB dated October 23, 2009 was filed by us as Exhibit 16.1 to our current report on Form 8-K on October 27, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date hereof with respect to the beneficial ownership of our ordinary shares, the sole outstanding class of our voting securities, by (i) each stockholder known to be the beneficial owner of 5% or more of the outstanding ordinary shares of the Company, (ii) each executive officer and director, and (iii) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. ordinary shares subject to options, warrants or convertible securities exercisable or convertible within 60 days as of the date hereof are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person and is based on 27,491,171 ordinary shares issued and outstanding on a fully converted basis as of the date hereof.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owners (1) (2)	# of Shares	% of Class (3)
Zhide Jiang (4)(5) No. 48 South Qingshui Road Laiyang City, Shandong 265200 People’s Republic of China	11,306,666	41.13%
Access America Fund LP (6) 11200 Westheimer #508 Houston TX 77042	2,114,004	7.52%
Chen Han Qing (7) 40 Hao Tai Hu Hong Qiao Hua Yuan Wu Xi Shi, Jiang Su Province, 241000 People’s Republic of China	1,500,000	5.36%
All Executive Officers and Directors as a group (one (1) person)	11,306,000	41.13%

(1)
Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days.

(2)	Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(3)
Applicable percentage of ownership is based on 27,491,171 ordinary shares outstanding as of the date hereof together with securities exercisable or convertible into ordinary shares within sixty (60) days as of the date hereof for each stockholder.

(4)	The 11,306,666 shares are held in the name of Proud Glory Limited, of which Mr. Jiang is the Managing Director.

(5)
The Company’s management have agreed that, without the prior written consent of Investors, they will not, offer, pledge, sell or otherwise dispose of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares during the period beginning on November 2, 2009 for a period of eighteen (18) months.

(6)
The number of shares beneficially owned by Access America includes (i) 206,000 ordinary shares retained in connection with the share exchange transaction dated October 22, 2009, (ii) 920,667 ordinary shares and Warrants to purchase 460,334 ordinary shares issued in the Financing directly owned by Access America, and (iii) 351,335 ordinary shares and Warrants to purchase 175,668 ordinary shares issued in the Financing indirectly owned through AAI Global Longkang Pear Juice Acquisition, LLC.  Access America has voting and investment discretion over securities held by AAI Global Longkang Pear Juice Acquisition, LLC. Mr. Christopher Efird, President of Access America, has voting control over Access America.

(7)	The number of shares beneficially owned by Chen Han Qing includes Warrants to purchase 500,000 ordinary shares at $6.00 per share.

SELLING SHAREHOLDERS

We are registering a total of 8,590,571 ordinary shares, comprised of 5,670,339 ordinary shares issued in the private placement financing transaction completed on November 2, 2009, 2,835,177 ordinary shares underlying the Investor Warrants at an Exercise Price of $6.00 per share held by certain of the investors and 85,055 ordinary shares underlying Agent Warrants issued to Rodman & Ranshaw, LLC, its employees and other persons acting on its behalf.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the securities by each of the selling shareholders.  Except as indicated in the footnotes to the table, no selling security holder has had any material relationship with us or our predecessors or affiliates during the last three years.

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being	Shares Beneficially Owned After the Offering (1)
Name and Address of Beneficial Owner	Number	Percentage (2)	Offered	Number	Percentage (2)
AAI Global Longkang Pear Juice Acquisition, LLC (3)(5)	527,003	1.91%	527,003	0	0
Access America Fund LP (3)(6)	1,587,001	4.94%	1,381,001	206,000	*
Ancora Greater China Fund, LP (3)(7)	175,001	*	175,001	0	0
Chen Han Qing (3)	1,500,000	5.36%	1,500,000	0	0
CMT Investments LLC (3)(8)	125,001	*	125,001	0	0
Domaco Venture Capital Fund (3)(9)	12,500	*	12,500	0	0
EOS Holdings LLC (3)(10)	300,000	1.09%	300,000	0	0
Excalibur Special Opportunities LP (3)(11)	250,001	*	250,001	0	0
Feng Bai Ye (3)	300,000	1.09%	300,000	0	0
Gibralt Capital Corporation (3)(12)	250,001	*	250,001	0	0
IRA FBO Ronald Lazar, Pershing LLC as Custodian (3)(13)	12,500	*	12,500	0	0
Jayhawk Private Equity Fund (3)(14)	750,000	2.70%	750,000	0	0
JW Partners, LP (3)(15)	399,501	1.45%	399,501	0	0
J. Wild Fund, LP (3)(15)	25,500	*	25,500	0	0
Steve Mazur (3)	75,000	*	75,000	0	0
MidSouth Investor Fund LP (3)(16)	250,001	*	250,001	0	0
Anthony G. Polak (3)	25,001	*	25,001	0	0
Anthony G. Polak “S” (3)	25,001	*	25,001	0	0
Jamie Polak (3)	12,500	*	12,500	0	0
RL Capital Partners, L.P. (3)(17)	75,000	*	75,000	0	0
C. Robert Shearer (3)	25,001	*	25,001	0	0
Silver Rock II, LTD. (3)(18)	187,500	*	187,500	0	0
Taylor International Fund, Ltd. (3)(19)	1,000,001	3.59%	1,000,001	0	0
The Mary Margaret Trust (3)(20)	25,001	*	25,001	0	0
The USX China Fund (3)(21)	75,000	*	75,000	0	0
Trillion Growth China Limited Partnership (3)(22)	150,000	*	150,000	0	0
Warberg Opportunistic Trading Fund, LLC (3)(23)	22,500	*	22,500	0	0
Whitebox Combined Partners, LP (3)(24)	436,500	1.58%	436,500	0	0
Whitebox Investment Partners, LP (3)(24)	88,500	*	88,500	0	0
J. Eustace Wolfington III (3)	25,001	*	25,001	0	0
Brad Carlsson (4)	2,777	*	2,777	0	0
John Cassels (4)	4,491	*	4,491	0	0
Chirag Choudhary (4)	11,225	*	11,225	0	0
Ramnarain Jaigobind (4)	12,188	*	12,188	0	0
Harry Ioannou (4)	962	*	962	0	0
Eric Lord (4)	6,080	*	6,080	0	0
Kevin Mangan (4)	2,027	*	2,027	0	0
Cynthia Van Osch (4)	7,337	*	7,337	0	0
Rodman & Renshaw, LLC (4)(25)	37,968	*	37,968	0	0
Total	8,796,571	28.93%	8,590,571	206,000	*

* Less than 1%.

(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling security holder has the sole investment and voting power with respect to all ordinary shares shown as beneficially owned by such selling security holder, except as otherwise indicated in the footnotes to the table.

(2)
As of the date hereof, there were 27,491,171 ordinary shares issued and outstanding. In determining the percent of ordinary shares beneficially owned by a selling security holder on the date hereof, (a) the numerator is the number of ordinary shares beneficially owned by such selling security holder (including shares that he has the right to acquire within 60 days of the date hereof), and (b) the denominator is the sum of (i) the 27,491,171 shares outstanding on the date hereof, and (ii) the number of ordinary shares which such selling the stockholder has the right to acquire within 60 days of the date hereof.

(3)
We are registering 5,670,339 ordinary shares issued in the Financing and 2,835,177 ordinary shares issuable upon exercise of outstanding Investor Warrants at an exercise price of $6.00 per share.  We issued these Investor Warrants to investors in conjunction with our private placement completed on November 2, 2009.

(4)
We are registering the ordinary shares underlying the Agent Warrants issued to Rodman Ranshaw, LLC, the co-placement agent in the Financing, their employees and other persons acting on its behalf to purchase 85,055 shares at $6.00 per share.  These Agent Warrants were issued in conjunction with our private placement completed on November 2, 2009.

(5)
Access America has voting and investment discretion over securities held by AAI Global Longkang Pear Juice Acquisition, LLC. Mr. Christopher Efird, President of Access America, has voting control over Access America.

(6)
The number of shares directly owned by Access America includes (i) 206,000 ordinary shares retained in connection with the share exchange transaction, and (ii) 920,667 ordinary shares and Warrants to purchase 460,334 ordinary shares issued in the Financing. Access America also has voting and investment discretion over securities held by AAI Global Longkang Pear Juice Acquisition, LLC. Access America Mr. Christopher Efird, President of Access America, has voting control over Access America.

(7)	John P. Miklitsch has voting and dispositive control over securities held by Ancora Greater China Fund, L.P.

(8)	Jan-Dirk Lueders has voting and dispositive control over securities held by CMT Investments LLC.

(9)	Jack Polak has voting and dispositive control over securities held by Domaco Venture Capital Fund.

(10)	Jon Carnes has voting and dispositive control over securities held by EOS Holdings LLC.

(11)	William Hechter has voting and dispositive control over securities held by Excalibur Special Opportunities LP.

(12)	Travis Dowle has voting and dispositive control over securities held by Gibralt Capital Corporation.

(13)	Ronald Lazar has voting and dispositive control over securities held by IRA FBO Ronald Lazar, Pershing LLC as Custodian.

(14)	Kent C. McCarthy has voting and dispositive control over securities held by Jayhawk Private Equity Fund.

(15)	Jason Wild has voting and dispositive control over securities held by JW Partners, LP and J. Wild Fund, LP.

(16)	Lyman O. Heidtke has voting and dispositive control over securities held by MidSouth Investor Fund LP.

(17)	Ronald Lazar has voting and dispositive control over securities held by RL Capital Partners, L.P.

(18)	Rima Salam has voting and dispositive control over securities held by Silver Rock II, LTD.

(19)	Stephen S. Taylor has voting and dispositive control over securities held by Taylor International Fund, Ltd.

(20)	J. Eustace Wolfington has voting and dispositive control over securities held by The Mary Margaret Trust.

(21)	Stephen L. Parr has voting and dispositive control over securities held by The USX China Fund.

(22)	Corey Mitchell has voting and dispositive control over securities held by Trillion Growth China Limited Partnership.

(23)	Daniel I. Warsh has voting and dispositive control over securities held by Warberg Opportunistic Trading Fund, LLC.

(24)	Jonathan Wood has voting and dispositive control over securities held by Whitebox Combined Partners, LP and Whitebox Investment Partners, LP.

DESCRIPTION OF SECURITIES

The Company is authorized to issue 50,000,000 ordinary shares, par value $.001 and 1,000,000 shares of preferred stock, par value $.001. As of the date hereof, 27,491,171 ordinary shares were issued and outstanding and no shares of preferred stock were issued and outstanding.

Ordinary Shares

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding ordinary shares are entitled to receive dividends out of assets legally available therefore at times and in amounts as our board of directors may determine. Each stockholder is entitled to one vote for each Ordinary Share held on all matters submitted to a vote of the stockholders. Cumulative voting is not provided for in our amended articles of incorporation, which means that the majority of the shares voted can elect all of the directors then standing for election. The ordinary shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of ordinary shares are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. There are no sinking fund provisions applicable to the ordinary shares. The outstanding ordinary shares are, and the ordinary shares to be issued upon exercise of the Warrants will be, fully paid and non-assessable.

Preferred Stock

The Board of Directors is empowered to designate and issue from time to time one or more classes or series of Preferred Stock and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of the Company’s capital shares or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.  We currently do not have any Preferred Stock issued and outstanding.

Warrants

The Warrants to purchase ordinary shares are issued in conjunction with a purchase of the Units.  Upon closing of the private placement financing transaction on November 2, 2009, we issued Warrants to purchase 2,835,177 of our ordinary shares.  Each Warrant entitles the holder to purchase one Ordinary Share.  The Warrants will be exercisable in whole or in part, at an exercise price equal to $6.00 per share (“Exercise Price”).  The Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending of the fifth anniversary of the final closing of the abovementioned financing.

The Warrants will be detachable and separately transferable only during the Warrant exercise period; upon the expiration of the Warrant exercise period, the Warrants will expire and become void.

In order to exercise the Warrants, the Warrant must be surrendered at the office of the Warrant Agent prior to the expiration of the Warrant exercise period, with the form of exercise appearing with the Warrant completed and executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised.  In the case of partial exercise, the Warrant Agent will issue a new warrant to the exercising warrant holder, or assigns, evidencing the Warrants which remain unexercised.  In our discretion, the Warrant Agent may designate a location other than our office for surrender of Warrants in the case of transfer or exercise.

The exercise price and number of ordinary shares to be received upon the exercise of Warrants are subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends or our recapitalization.  In the event of our liquidation, dissolution or winding up, the holders of Warrants will not be entitled to participate in the distribution of our assets.

Holders of Warrants have no voting, pre-emptive, subscription or other rights of shareholders in respect of the Warrants, nor shall the Holders be entitled to receive dividends.

We also issued to the Placement Agents or their designees, for nominal consideration, five-year warrants to purchase 567,035 shares of our ordinary shares, which shall equal 10% of the number of ordinary shares sold in the abovementioned financing, exercisable at any time at a price equal to $6.00 per share.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their securities or interests in securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

-	a combination of any such methods of sale.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell shares of our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved, and in no case will the maximum compensation received by any broker-dealer exceed eight percent (8%).

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling shareholders who are affiliates of broker-dealers, that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling shareholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling shareholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our ordinary shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $109,438 . We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

In addition to the foregoing, persons who purchase warrants from a selling stockholder pursuant to this prospectus and thereafter acquire our ordinary shares upon the exercise of such warrants may resell such ordinary shares without restriction by any method permitted by applicable law.

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus will be passed upon for us by Anslow & Jaclin, LLP.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Sherb & Co., LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the ordinary shares to be sold by the selling shareholders. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the ordinary shares offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

8,590,571 Ordinary Shares

EMERALD ACQUISITION CORPORATION

PROSPECTUS

, 2009

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of ordinary shares being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to Be Paid
SEC Registration Fee	$1438. 06
Printing Fees and Expenses	2,000.00
Legal Fees and Expenses	50,000.00
Accounting Fees and Expenses	50,000.00
Blue Sky Fees and Expenses	0.00
Transfer Agent and Registrar Fees	1,000.00
Miscellaneous	5,000.00
Total	$109,438.06

Item 14. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may beheld by the Cayman Islands courts to be contrary to public  policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Our articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own willful negligence or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities

Since March 10, 2006, we have issued and sold the following unregistered securities:

On April 10, 2006, we issued a total of 1,050,000 ordinary shares, at a par value purchase price of $0.001 per share, for consideration of $1,050 to our founding shareholders, including 1,000,000 shares to Joseph Rozelle and 50,000 to David Richardson. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder.

On May 31, 2006, we sold 177,500 ordinary shares for $35,500. The restricted ordinary shares were sold to 355 offshore private investors pursuant to a private placement offering in lots of 500 shares each at $0.20 per share.  On July 18, 2006, we sold an additional 54,000 shares for $10,800. The restricted ordinary shares were sold to 108 offshore private investors pursuant to a private placement offering in lots of 500 shares each at $0.20 per share.  Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under Regulation S of the Securities Act. We made this determination based on the representations of Investors, which included, in pertinent part, that such shareholders were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our ordinary shares may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On October 22, 2009, we issued 21,333,332 ordinary shares to individuals and entities as designated by the Merit Times Shareholders in exchange for 100% of the outstanding shares of Merit Times pursuant to the Exchange Agreement dated October 22, 2009.  Following the transaction, 794,000 ordinary shares were subsequently cancelled. Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On October 22, 2009, we issued to certain investors a total of 5,032,005 ordinary shares and five-year Investor Warrants to purchase an aggregate of 2,516,009 ordinary shares of the Company, at an exercise price of $6.00 per share pursuant to the Subscription Agreement by and between the Company and such investors.  On November 2, 2009, we issued an additional 638,334 ordinary shares and five-year Investor Warrants to purchase an aggregate of 319,168 ordinary shares of the Company in the second and final round of private placement pursuant to the Subscription Agreement. Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under Regulation D, Regulation S and Section 4(2) of the Securities Act. We made this determination based on the representations of Investors, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our ordinary shares, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our ordinary shares may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In connection with the abovementioned financing, on October 22, 2009, we issued to the Placement Agents five-year Agent Warrants to purchase 503,201 ordinary shares at an exercise price of $6.00 per share. On November 2, 2009, we issued to the Placement Agents addition five-year Agent Warrants to purchase 63,834 ordinary shares of the Company in connection with the second and final round of private placement. Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. We made this determination based on the representations of the Placement Agents, which included, in pertinent part, that each of the Placement Agents were an “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that each of the Placement Agent was acquiring our ordinary shares for investment purposes for its own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each of the Placement Agent understood that the our ordinary shares may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits.

Exhibit No.	Description
2.1	Share Exchange Agreement by and between the Company and Merit Times International Limited, dated October 22, 2009 (2)
3.1	Memorandum of Association (1)
3.2	Amended and Restated Memorandum of Association (1)
3.3	Articles of Association (1)
4.1	Form of Warrant (2)
5.1	Opinion of Anslow & Jaclin, LLP as to the legality of the shares
10.1	Consulting Services Agreement, dated June 10, 2009 (2)
10.2	Operating Agreement, dated June 10, 2009 (2)
10.3	Proxy Agreement, dated June 10, 2009 (2)
10.4	Option Agreement, dated June 10, 2009 (2)
10.5	Option Agreement, dated August 5, 2009 (2)
10.6	Equity Pledge Agreement, dated June 10, 2009 (2)
10.7	Fund Escrow Agreement, amongst the Company, Grandview Capital, Inc., Access America Fund, LP and American Stock Transfer & Trust Company as escrow agent, dated October 22, 2009 (2)
10.8	Investor Relations Escrow Agreement, amongst the Company, Grandview Capital, Inc., Access America Fund, LP and Anslow & Jaclin, LLP as escrow agent, dated October 22, 2009 (2)
10.9	Holdback Escrow Agreement, amongst the Company, Grandview Capital, Inc., Access America Fund, LP and Anslow & Jaclin, LLP as escrow agent, dated October 22, 2009 (2)
10.10	Going Public Escrow Agreement, amongst the Company, Grandview Capital, Inc., Access America Fund, LP and Anslow & Jaclin, LLP as escrow agent, dated October 22, 2009 (2)
10.11	Make Good Escrow Agreement, amongst the Company, Make Good Shareholder, Access America Fund, LP and Anslow & Jaclin, LLP as escrow agent, dated October 22, 2009 (2)
10.12	Lock-Up Agreement, by and between the Company and Lockup Stockholder, dated October 22, 2009 (2)
21.1	List of subsidiaries of the Registrant
23.1	Consent of Sherb & Co., LLP
23.2	Consent of Anslow & Jaclin, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)

(1)	Incorporated herein by reference to the Form 10 Registration Statement filed on July 14, 2006.
(2)	Incorporated herein by reference to the current report Form 8-K filed on October 27, 2009.

Item 17. Undertakings

(A)        The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)           To include any prospectus required by Section 10(a) (3) of the Securities Act;

(b)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)           Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)             The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laiyang, China, on the 20th day of November, 2009.

EMERALD ACQUISITION CORPORATION

By:	/s/ Zhide Jiang
Zhide Jiang President, Chief Executive Officer, Chief Financial and Accounting Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Zhide Jiang, and each of them individually, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Zhide Jiang	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Chairman of the Board	November 20, 2009
Zhide Jiang

EMERALD ACQUISITION CORPORATION AND SUBSIDIARIES
PRO FORMA COMBINED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

EMERALD ACQUISITION CORPORATION AND SUBSIDIARIES
Index to Unaudited Pro Forma Combined Financial Statements
September 30, 2009

Pages

Introduction to Unaudited Pro Forma Combined Financial Statements	2-4

Unaudited Pro Forma Combined Balance Sheet – September 30, 2009	5

Unaudited Pro Forma Combined Statement of Operations – For the Nine Months Ended September 30, 2009	6

Notes to Unaudited Pro Forma Combined Financial Statements	7

1

EMERALD ACQUISITION CORPORATION AND SUBSIDIARIES
Introduction to Unaudited Pro Forma Combined Financial Statements
September 30, 2009

The following unaudited pro forma combined financial statements are presented to illustrate the estimated effects of our having entered into a Share Exchange Agreement with Merit Times International Limited (“Merit Times”), a company organized under the laws of Cayman Islands, (the “Share Exchange Agreement”), the cancellation of shares of our common stock held by our former officer, the distribution of certain assets and liabilities on our historical financial position and our results of operations, and the effect of the completion of an offering of the sale of investment units. We have derived our historical financial data for the nine months ended September 30, 2009 from our unaudited financial statements contained on Form 10-Q as filed with the Securities and Exchange Commission.   We have derived Merit Times historical combined financial statements as of September 30, 2009 and for the nine months ended September 30, 2009 from Merit Times and Subsidiaries unaudited combined financial statements contained elsewhere in this Form S-1.  On June 9, 2009, Merit Times established a 100% owned subsidiary, Shandong MeKeFuBang Food Co. Ltd. (“MeKeFuBang”), a wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China (PRC).

On June 10, 2009, MeKeFuBang entered into a series of contractual agreements (the “Contractual Arrangements”) with Shandong Longkang Juice Co., Ltd. (“Longkang Juice”), a limited liability company incorporated under the laws of the PRC on November 22, 2004, and its five shareholders, in which MeKeFuBang effectively assumed management of the business activities of Longkang Juice and has the right to appoint all executives and senior management and the members of the board of directors of Longkang Juice. Merit Times, with its subsidiaries and variable interest entity, engages in the production of fruit juice concentrate in the PRC. Merit Times is primarily focused on processing, producing and distributing Laiyang pear fruit juice concentrate.

For accounting purposes, the Exchange Agreement has been accounted for as a reverse acquisition under the purchase method for business combinations, and accordingly the transaction has been treated as a recapitalization of Merit Times, with Merit Times as the acquirer. The shares issued in the transaction are treated as being issued for cash and are shown as outstanding for all periods presented in the same manner as for a stock split.

The unaudited pro forma combined statements of operations for the nine months ended September 30, 2009 assume that the Share Exchange Agreement, cancellation of shares, distribution of certain assets and liabilities, and, the effect of the completion of an offering of the sale of investment units. The unaudited pro forma combined balance sheet as of September 30, 2009 assumes the Share Exchange Agreement, cancellation of shares, distribution of assets and liabilities and, the completion of an offering of the sale of investment units were consummated on that date.

The information presented in the unaudited pro forma combined financial statements does not purport to represent what our financial position or results of operations would have been had the Share Exchange Agreement, cancellation of shares, distribution of assets and liabilities and the completion of an offering of the sale of investment units occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Share Exchange Agreement and cancellation of shares.

2

EMERALD ACQUISITION CORPORATION AND SUBSIDIARIES
Introduction to Unaudited Pro Forma Combined Financial Statements (continued)
September 30, 2009

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of us and Merit Times.

On October 22, 2009, we entered into a definitive Share Exchange Agreement to acquire Merit Times by acquiring all of the outstanding common stock of Merit Times in exchange for newly-issued stock to Merit Times shareholders.  On October 22, 2009, Merit Times became our wholly-owned subsidiary and Merit Times shareholders own the majority of the Company’s voting stock. To accomplish the Share Exchange, we issued an aggregate of 21,333,332 shares of our common stock in exchange for all of the issued and outstanding ordinary stock of Merit Times.

Pursuant to the terms of the Share Exchange Agreement, our shareholder agreed to voluntarily cancel 794,000 shares of common stock that he owns.  After such cancellations, which took place immediately prior to the closing, the Company had a total of 487,500 shares of common stock outstanding immediately prior to the Share Exchange.  After the Share Exchange, the Company has 21,820,832 shares of common stock outstanding; Merit Times shareholders own 97.77% of our common stock, with the balance held by those who held shares prior to the Share Exchange. Therefore, the closing of the Share Exchange caused a change in control.

On October 22, 2009, pursuant to a Subscription Agreement (the “Subscription Agreement”) between us and certain investors (the “Investors”) named in the Subscription Agreement, we completed an offering (the “Offering”) of the sale of 100.64 investment units (the “Units”) for a total of $15,096,011, each Unit consisting of 50,000 ordinary shares, par value $0.001 per share (the “Ordinary Shares”) and five-year warrants to purchase 25,000 of the Ordinary Shares of Emerald, at an exercise price of $6.00 per share (the “Warrants”), for an aggregate of 5,032,005 Ordinary Shares and 2,516,009 warrants.

Pursuant to an Investor Relations Escrow Agreement, amongst us, Grandview Capital, Inc. (“Grandview”), Access America and Anslow & Jaclin, LLP as escrow agent, dated October 22, 2009, we placed a total of $120,000 in an escrow account with our counsel to be used for the payment of investor relation fees. Further, pursuant to a Holdback Escrow Agreement, amongst us, Grandview, Access America and Anslow & Jaclin, LLP as escrow agent, dated October 22, 2009, we placed escrow funds equal to ten percent (10%) of the Offering proceeds, with our counsel to be held in escrow until such time as a qualified chief financial officer has been approved and appointed as an officer of Emerald.  Finally, pursuant to a Going Public Escrow Agreement, amongst us, Grandview, Access America and Anslow & Jaclin, LLP as escrow agent, dated October 22, 2009, we placed a total of $1,000,000 from the Offering proceeds with our counsel to be used for the payment of fees and expenses related to becoming a public company and listing its Ordinary Shares on a senior exchange.

Grandview, the lead placement agent, and Rodman & Renshaw, LLC (“Rodman”), the co-placement agent, are the placement agents (the “Placement Agents”) in connection with the Offering. For the placement agent services, Emerald paid a cash commission equal to 7% of the aggregate gross proceeds of the Units sold and issued five-year warrants to purchase 503,201 Ordinary Shares, which equal 10% of the number of Ordinary Shares sold in this Offering, exercisable at any time at a price equal to $6.00 per share (“Agent Warrants”). In addition, Emerald paid to Grandview a consulting services fee in the amount of $200,000 at the Closing of the Offering, and 894,293 Ordinary Shares after the Closing of the Combination (the “Grandview Shares”). Grandview was issued 894,293 Ordinary Shares of Emerald as part of the Exchange Share.

3

EMERALD ACQUISITION CORPORATION AND SUBSIDIARIES
Introduction to Unaudited Pro Forma Combined Financial Statements (continued)
September 30, 2009

On November 2, 2009, we entered into and closed on the second and final round (the “Second Closing”) of a private placement by raising $1,915,003 through the sale Units at an offering price of $150,000 per unit pursuant to a Subscription Agreement between us and certain Investors named in the Subscription Agreement, for an aggregate of 638,334 Ordinary Shares and 319,168 warrants.

Together with the first closing on October 22, 2009, Emerald raised an aggregate of $17,011,014 proceeds from the Offering.  Pursuant to the Second Closing, Emerald issued the Placement Agents additional five-year warrants to purchase 63,834 Ordinary Shares

4

EMERALD ACQUISITION CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
September 30, 2009

		Merit Times
	Emeral Acquisition	International Limited , Inc.
	Corporation	and Subsidiaries
	September 30,	September 30,		Pro Forma Adjustments			Pro Forma
	2009	2009		Dr		Cr.	Balances
ASSETS	(Unaudited)	(Unaudited)					(Unaudited)
	(See note 1)
CURRENT ASSETS:
Cash and cash equivalents	$20,020	$23,612,984	(5)	$14,381,415	(4)	$20,020	37,994,399
Accounts receivable, net of allowance for doubtful accounts and sales discount	-	-					-
Escrow receivable	-	-	(5)	2,629,599			2,629,599
Inventories, net of reserve for obsolete inventory	-	2,534,094					2,534,094
Prepaid expenses and other	-	16		-		-	16

Total Current Assets	20,020	26,147,094		17,011,014		20,020	43,158,108

PROPERTY AND EQUIPMENT, net	-	6,808,062		-		-	6,808,062

OTHER ASSETS:
Land use rights, net	-	15,915,622		-		-	15,915,622

Total Assets	$20,020	$48,870,778		$17,011,014		$20,020	$65,881,792

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Current portion of loan payable	$-	$3,824,488		-		-	$3,824,488
Accounts payable	3,991	437,799	(4)	3,991		-	437,799
Accrued expenses	-	153,418		-		-	153,418
Income taxes payable	-	3,616,840		-		-	3,616,840
Due to related party	23,953	-	(4)	23,953			-
VAT and other taxes payable	-	284,557		-		-	284,557

Total Current Liabilities	27,944	8,317,102		27,944		-	8,317,102

STOCKHOLDERS' EQUITY (DEFICIT):
Preference shares, $0.001 par value, 1,000,000 shares authorized; none issued and outstanding at September 30, 2009
Ordinary shares, $0.001 par value; 50,000,000 shares authorized; 1,281,500 and 27,491,171 pro forma shares issued and outstanding at
September 30, 2009, respectively)	1,282	50,000	(2)(3)	50,794	(1)(5)	27,003	27,491
Additional paid-in capital	46,068	1,207,729	(1)(3)	76,607	(2)(3)(4)(5)	17,064,062	18,241,252
Subscription receivable		-					-
Retained earnings (deficit)	(55,274)	33,852,688		-	(3)	55,274	33,852,688
Statutory and non-statutory reserves	-	2,949,814		-		-	2,949,814
Other comprehensive gain - cumulative foreign currency translation adjustment	-	2,493,445		-		-	2,493,445

Total Stockholders' Equity (Deficit)	(7,924)	40,553,676		127,401		17,146,339	57,564,690

Total Liabilities and Stockholders' Equity (Deficit)	$20,020	$48,870,778		$155,345		$17,146,339	$65,881,792

See accompanying notes to unaudited pro forma combined financial statements.

5

EMERALD ACQUISITION CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2009

		Merit Times
	Emeral Acquisition	International Limited , Inc.
	Corporation	and Subsidiaries
	For the Nine Months	For the Nine Months
	Ended Septemebr 30,	Ended Septemebr 30,	Pro Forma
	2009	2009	Balances
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues, net	$-	$57,956,699	$57,956,699

Cost of revenues	-	41,528,943	41,528,943

Gross Profit	-	16,427,756	16,427,756

Operating Expenses:
Selling expenses	-	409,844	409,844
Research and development	-	268,019	268,019
General and administrative	11,650	1,091,604	1,103,254

Total Operating Expenses	11,650	1,769,467	1,781,117

Income (Loss) from Operations	(11,650)	14,658,289	14,646,639

Other income (expense):
Interest income	-	45,707	45,707
Interest expense	-	(247,019)	(247,019)

Total Other Income (Expense)	-	(201,312)	(201,312)

Income (Loss) Before Income Taxes	(11,650)	14,456,977	14,445,327

Provision for income taxes	-	3,614,244	3,614,244

Net Income (Loss)	$(11,650)	$10,842,733	$10,831,083

Net income (loss) per common share:
Basic and Diluted	$(0.01)	$0.51	$0.39

Weighted avergae shares outstanding:
Basic and Diluted	1,281,500	21,333,332	27,491,171

See accompanying notes to unaudited pro forma combined financial statements.

6

EMERALD ACQUISITION CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
September 30, 2009

[1]
The Share Exchange Agreement is deemed to be a reverse acquisition. Emerald Acquisition Corporation (the legal acquirer) is considered the accounting acquiree and Merit Times (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of Merit Times, with the assets and liabilities, and revenues and expenses, of Emerald Acquisition being included effective from the date of consummation of the Share Exchange Agreement. Emerald Acquisition is deemed to be a continuation of the business of Merit Times. The outstanding stock of Emerald Acquisition prior to the Share Exchange Agreement will be accounted for at their net book value and no goodwill will be recognized.

[2]	To reflect the cancellation of shares of common stock in connection with the Share Exchange Agreement.
[3]	To recapitalize for the Share Exchange Agreement (or Reverse Merger).
[4]	To reflect the distribution of certain assets and liabilities upon closing of the Share Exchange Agreement.
[5]	To reflect the effect of the completion of an offering of the sale of investment units were consummated on that date.

Unaudited pro forma adjustments reflect the following transaction:

1)
Additional paid in capital	21,333
Ordinary shares, at par		21,333
To reflect the issuance of 21,333,332 shares of common stock in connection with the Share Exchange Agreement.

2)
Ordinary shares, at par	794
Additional paid-in capital		794
To reflect the cancellation of 794,000 shares of common stock in connection with the Share Exchange Agreement.

3)
Ordinary shares, at par	50,000
Additional paid-in capital		50,000
Additional paid-in capital	55,274
Retained earnings		55,274
To recapitalize for the Share Exchange Agreement (or Reverse Merger).

4)
Accounts payable	3,991
Due to related parties	23,953
Cash		20,020
Additional paid-in capital		7,924
To reflect the distribution of certain assets and liabilities upon closing of the Share Exchange Agreement.

5)
Cash	14,381,415
Escrow receivable	2,629,599
Ordinary shares, at par		5,670
Additional paid-in capital		17,005,344
To reflect the effect of the completion of an offering of the sale of investment units were consummated on that date.

7

MERIT TIMES INTERNATIONAL LIMITED AND SUBIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009

CONTENTS

Consolidated Financial Statements:

Consolidated Balance Sheets –
As of September 30, 2009 (Unaudited) and December 31, 2008	F-2

Consolidated Statements of Income – (Unaudited)
For the Three and Nine Months ended September 30, 2009 and 2008	F-3

Consolidated Statements of Cash Flows – (Unaudited)
For the Nine Months ended September 30, 2009 and 2008	F-4

Notes to Unaudited Consolidated Financial Statements	F-5 to F-17

F-1

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$23,612,984	$2,028,858
Accounts receivable, net of allowance for doubtful accounts and sales discount	-	5,102,763
Inventories, net of reserve for obsolete inventory	2,534,094	15,589,977
Prepaid value-added taxes on purchases	-	433,109
Prepaid expenses and other	16	994,199

Total Current Assets	26,147,094	24,148,906

PROPERTY AND EQUIPMENT - net	6,808,062	7,464,680

OTHER ASSETS:
Land use rights, net	15,915,622	16,287,091

Total Assets	$48,870,778	$47,900,677

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
Current portion of loan payable	$3,824,488	$10,212,716
Accounts payable	437,799	1,050,806
Accrued expenses	153,418	270,474
Acquisition payables	-	850,501
Income taxes payable	3,616,840	2,366,211
VAT and other taxes payable	284,557	-

Total Current Liabilities	8,317,102	14,750,708

LONG-TERM LIABILITIES:
Loan payable, net of current portion	-	3,568,628

Total Liabilities	8,317,102	18,319,336

STOCKHOLDER'S EQUITY:
Common stock ($1.00 par value; 50,000 shares authorized, 50,000 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively)	50,000	50,000
Additional paid-in capital	1,207,729	1,207,729
Subscription receivable	-	(50,000)
Retained earnings	33,852,688	23,009,955
Statutory and non-statutory reserves	2,949,814	2,949,814
Other comprehensive gain - cumulative foreign currency translation adjustment	2,493,445	2,413,843

Total Stockholder's Equity	40,553,676	29,581,341

Total Liabilities and Stockholder's Equity	$48,870,778	$47,900,677

See notes to unaudited consolidated financial statements

F-2

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

NET REVENUES	$11,585,498	$16,795,910	$57,956,699	$51,884,413

COST OF SALES	8,828,861	12,639,918	41,528,943	39,023,564

GROSS PROFIT	2,756,637	4,155,992	16,427,756	12,860,849

OPERATING EXPENSES:
Selling	66,606	262,608	409,844	522,016
Research and development	197,000	73,664	268,019	173,129
General and administrative	297,224	346,656	1,091,604	1,137,309

Total Operating Expenses	560,830	682,928	1,769,467	1,832,454

INCOME FROM OPERATIONS	2,195,807	3,473,064	14,658,289	11,028,395

OTHER INCOME (EXPENSE):
Interest income	20,550	21,278	45,707	34,138
Interest expense	(57,902)	(207,181)	(247,019)	(766,642)

Total Other Income (Expense)	(37,352)	(185,903)	(201,312)	(732,504)

INCOME BEFORE INCOME TAXES	2,158,455	3,287,161	14,456,977	10,295,891

INCOME TAXES EXPENSE	557,623	658,854	3,614,244	2,573,973

NET INCOME	$1,600,832	$2,628,307	$10,842,733	$7,721,918

COMPREHENSIVE INCOME:
NET INCOME	$1,600,832	$2,628,307	$10,842,733	$7,721,918

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	41,098	56,427	79,602	1,281,394

COMPREHENSIVE INCOME	$1,641,930	$2,684,734	$10,922,335	$9,003,312

See notes to unaudited consolidated financial statements

F-3

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,
	2009	2008
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,842,733	$7,721,918
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	674,257	686,630
Amortization of land use rights	410,715	401,540
Changes in assets and liabilities:
Accounts receivable	5,111,481	(1,203,524)
Inventories	13,084,336	16,309,381
Prepaid and other current assets	995,881	14,288
Prepaid value-added taxes on purchases	433,849	376,268
Accounts payable	(615,116)	(3,335)
Accrued expenses	(117,630)	(114,034)
VAT and service taxes payable	284,353	38,158
Income taxes payable	1,243,991	(4,086,501)

NET CASH PROVIDED BY OPERATING ACTIVITIES	32,348,850	20,140,789

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of land use rights	-	(11,223,258)
Purchase of property and equipment	-	(3,221)

NET CASH USED IN INVESTING ACTIVITIES	-	(11,226,479)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	50,000	-
Payment on loan payable	(9,983,145)	(4,948,575)
Payments on acquisition payables	(851,954)	(4,296,161)

NET CASH USED IN FINANCING ACTIVITIES	(10,785,099)	(9,244,736)

EFFECT OF EXCHANGE RATE ON CASH	20,375	607,168

NET INCREASE IN CASH	21,584,126	276,742

CASH - beginning of year	2,028,858	9,171,445

CASH - end of period	$23,612,984	$9,448,187

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$247,019	$766,642
Income taxes	$6,660,473	$4,752,931

See notes to unaudited consolidated financial statements.

F-4

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Merit Times International Limited (“Merit Times” or the “Company”) was established on February 8, 2008, under the laws of British Virgin Islands. Merit was established as a “special purpose vehicle” for foreign fund raising. On June 9, 2009, Merit Times established a 100% owned subsidiary, Shandong MeKeFuBang Food Co. Ltd. (“MeKeFuBang”), a wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China (PRC).

On June 10, 2009, MeKeFuBang entered into a series of contractual agreements (the “Contractual Arrangements”) with Shandong Longkang Juice Co., Ltd. (“Longkang Juice”), a limited liability company incorporated under the laws of the PRC on November 22, 2004, and its five shareholders, in which MeKeFuBang effectively assumed management of the business activities of Longkang Juice and has the right to appoint all executives and senior management and the members of the board of directors of Longkang Juice.

The contractual arrangements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement, Proxy Agreement, and Option Agreement, through which MeKeFuBang has the right to advise, consult, manage and operate Longkang Juice for an annual fee in the amount of Longkang Juice’s yearly net profits after tax. Additionally, Longkang Juice’s Shareholders have pledged their rights, titles and equity interest in Longkang Juice as security for MeKeFuBang to collect consulting and services fees provided to Longkang Juice through an Equity Pledge Agreement. In order to further reinforce MeKeFuBang’s rights to control and operate Longkang Juice, Longkang Juice’s shareholders have granted MeKeFuBang the exclusive right and option to acquire all of their equity interests in Longkang Juice through an Option Agreement. As all of the companies are under common control, this has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively. The Company has consolidated Longkang’s operating results, assets and liabilities within its financial statements.

Merit Times, with its subsidiaries and variable interest entity, engages in the production of fruit juice concentrate in the PRC. Merit Times is primarily focused on processing, producing and distributing Laiyang pear fruit juice concentrate. The Company is the only producer of Laiyang Pear fruit juice concentrate, which is known for its taste, nutritional and medical benefits, and application in the health supplement, pharmaceuticals and food and beverage industries.

On October 22, 2009, Emerald Acquisition Corporation (“Emerald”), a Cayman Islands company formed on October 22, 2009, executed a Share Exchange Agreement (the “Exchange Agreement”) with Merit. Pursuant to the terms of the Exchange Agreement, Emerald acquired all the outstanding shares of Merit Times (the “Interests”) from the Merit Times Shareholders; and the Merit Times Shareholders transferred and contributed all of his Interests to Emerald Times. In exchange, Emerald issued a total of 21,333,332 Ordinary Shares to the Merit Times Shareholders, their designees or assigns, which totals 97.77% of the issued and outstanding Ordinary Shares of Emerald on a fully-diluted basis as of and immediately after the closing of Share Exchange Agreement but prior to any offering.

Additionally, on October 22, 2009, pursuant to a Subscription Agreement between the Company and certain investors named in the Subscription Agreement, the Company completed an offering of the sale of investment units.

See Note 10 - Subsequent Events for additional information.

F-5

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Basis of presentation

Management acknowledges its responsibility for the preparation of the accompanying interim financial statements which reflect all adjustments, consisting of normal recurring adjustments, considered necessary in its opinion for a fair statement of its financial position and the results of its operations for the interim period presented. These financial statements should be read in conjunction with the summary of significant accounting policies and notes to financial statements included in the Company’s audited financial statements for the year ended December 31, 2008. The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). This basis differs from that used in the statutory accounts of our subsidiaries in China, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with U.S. GAAP.  Operating results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole.

The Company’s consolidated financial statements include the financial statements of its wholly-owned subsidiary, MeKeFuBang, as well as the financial statements of Longkang.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Longkang is considered a variable interest entity (“VIE”), and the Company is the primary beneficiary.  The Company’s relationships with Longkang and its shareholders are governed by a series of contractual arrangements between MeKeFuBang, the Company’s wholly foreign-owned enterprise in the PRC, and Longkang, which is the operating company of the Company in the PRC. Under PRC laws, each of MeKeFuBang and Longkang is an independent legal entity and none of them are exposed to liabilities incurred by the other party. The contractual arrangements constitute valid and binding obligations of the parties of such agreements. Each of the contractual arrangements and the rights and obligations of the parties thereto are enforceable and valid in accordance with the laws of the PRC. On June 10, 2009, the Company entered into the following contractual arrangements with Longkang:

Operating Agreement - Pursuant to the operating agreement among MeKeFuBang , Longkang and all shareholders of Longkang (the “Longkang Shareholders”), MeKeFuBang provides guidance and instructions on Longkang’s daily operations, financial management and employment issues. Longkang Shareholders must designate the candidates recommended by MeKeFuBang as their representatives on the boards of directors of Longkang. MeKeFuBang has the right to appoint senior executives of Longkang. In addition, MeKeFuBang agrees to guarantee Longkang’s performance under any agreements or arrangements relating to Longkang’s business arrangements with any third party. Longkang, in return, agrees to pledge their accounts receivable and all of their assets to MeKeFuBang. Moreover, Longkang agrees that without the prior consent of MeKeFuBang, Longkang will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of this agreement shall commence from the effective and shall last for the maximum period of time permitted by law unless terminated early in accordance with certain provision or by any other agreements reached by all parties, with any extended term to be mutually agreed upon by the parties. Lonkang shall not terminate this agreement.

F-6

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Consulting Services Agreement - Pursuant to the exclusive consulting services agreement between MeKeFuBang and Longkang, MeKeFuBang has the exclusive right to provide to Longkang general business operation services, including advice and strategic planning, as well as consulting services related to the technological research and development of the Longkang’s products (the “Services”). Under this agreement, MeKeFuBang owns the intellectual property rights developed or discovered through research and development, in the course of providing the Services, or derived from the provision of the Services. Longkang shall pay a quarterly consulting service fees in Renminbi (“RMB”) to MeKeFuBang that is equal to all of Longkang’s profits for such quarter.

Equity Pledge Agreement - Under the equity pledge agreement between Longkang’s shareholders and MeKeFuBang, Longkang’s Shareholders pledged all of their equity interests in Longkang to MeKeFuBang to guarantee Longkang’s performance of its obligations under the consulting services agreement. If Longkang or Longkang’s Shareholders breaches their respective contractual obligations, MeKeFuBang, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Longkang’s Shareholders also agreed that upon occurrence of any event of default, MeKeFuBang shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Longkang’s Shareholders to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that MeKeFuBang may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. Longkang’s Shareholders agreed not to dispose of the pledged equity interests or take any actions that would prejudice MeKeFuBang’s interest. The equity pledge agreement will expire two (2) years after Longkang’s obligations under the consulting services agreements have been fulfilled.

Option Agreement - Under the option agreement between Longkang’s Shareholders and MeKeFuBang, Longkang’s Shareholders irrevocably granted MeKeFuBang or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Longkang for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. MeKeFuBang or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement shall last for the maximum period of time permitted by law unless terminated in accordance with this agreement.

The accounts of Longkang are consolidated in the accompanying consolidated financial statements pursuant to Financial Accounting Codification Standards Topic 810-10-05 and related subtopics related to the consolidation of Variable Interest Entities . As a VIE, Longkang’s sales are included in the Company’s total sales, its income from operations is consolidated with the Company’s, and the Company’s net income includes all of Longkang’s net income. The Company does not have any non-controlling interest and accordingly, did not subtract any net income in calculating the net income attributable to the Company. Because of the contractual arrangements, the Company had a pecuniary interest in Longkang that require consolidation of the Company’s and Longkang financial statements.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates in 2009 and 2008 include the allowance for doubtful accounts, the allowance for obsolete inventory, the useful life of property and equipment and intangible assets, and assumptions used in assessing impairment of long-term assets.

F-7

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments

The Company adopted new accounting guidance on fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, loans payable, accounts payable and accrued expenses, customer advances, and amounts due from related parties approximate their fair market value based on the short-term maturity of these instruments. The Company did not identify any assets or liabilities that are required to be presented on the balance sheets at fair value in accordance with the new accounting guidance.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company maintains cash and cash equivalents with various financial institutions in the PRC. Balances in banks in the PRC are uninsured.

Concentrations of credit risk

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. All of the Company’s cash is maintained with state-owned banks within the People’s Republic of China of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A significant portion of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these

F-8

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. At September 30, 2009 and December 31, 2008, the Company has established, based on a review of its outstanding balances, an allowance for doubtful accounts and an allowance for sales discount in the amount of $41,699 and $41,598, respectively.

Inventories

Inventories, consisting of raw materials, work in process and finished goods related to the Company’s products are stated at the lower of cost or market utilizing the weighted average method. An allowance is established when management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, the Company will record reserves for the difference between the cost and the market value. These reserves are recorded based on estimates.  The Company recorded an inventory reserve of $92,614 and $92,390 at September 30, 2009 and December 31, 2008, respectively.

Property and equipment

Property and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Impairment of long-lived assets

The Company reviews, long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charges during the nine months ended September 30, 2009 and 2008.

F-9

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China.  Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

Pursuant to accounting standards related to the accounting for uncertainty in income taxes, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. The accounting standard also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

Advances from customers

Advances from customers consist of prepayments from customers for merchandise that had not yet been shipped. The Company recognizes the deposits as revenue as customers take delivery of the goods, in accordance with its revenue recognition policy.  At September 30, 2009 and December 31, 2008, advances from customers were not material.

Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. The Company recognizes revenues from the sale of juice concentrate upon shipment and transfer of title.

Shipping costs

Shipping costs are included in selling expenses and totaled $133,926 and $234,051 for the nine months ended  September 30, 2009 and 2008, respectively.

Employee benefits

The Company’s operations and employees are all located in the PRC.  The Company makes mandatory contributions to the PRC government’s health, retirement benefit and unemployment funds in accordance with the relevant Chinese social security laws, which is approximately 25% of salaries. For the nine months ended September 30, 2009 and 2008, the costs of these payments are charged to general and administrative expenses in the same period as the related salary costs and amounted to $69,651 and $50,396, respectively.

Advertising

Advertising is expensed as incurred and is included in selling expenses on the accompanying statement of operations. For the nine months ended  September 30, 2009 and 2008, advertising expense amounted to $84,983 and $18,954, respectively.

F-10

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and development

Research and development costs are expensed as incurred. For the nine months ended September 30, 2009 and 2008, research and development costs amounted to $268,019 and $173,129, respectively.

Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income.  The cumulative translation adjustment and effect of exchange rate changes on cash for the nine months ended September 30, 2009 and 2008 was $20,375 and $607,168, respectively. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. All of the Company’s revenue transactions are transacted in the functional currency. The Company does not enter any material transaction in foreign currencies and accordingly, transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Asset and liability accounts at September 30, 2009 and December 31, 2008 were translated at 6.8376 RMB to $1.00 and at 6.8542 RMB to $1.00, respectively. Equity accounts were stated at their historical rate. The average translation rates applied to the statements of income for the nine months ended September 30, 2009 and 2008 were 6.84251 RMB and 6.99886 RMB to $1.00, respectively.  Cash flows from the Company's operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Accumulated other comprehensive income

Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive income for the three and nine months ended September 30, 2009 and 2008 included net income and unrealized gains from foreign currency translation adjustments.

Related parties

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company shall disclose all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to related party.

F-11

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. generally accepted accounting principles (“GAAP”). All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.  Following the Codification, the Board will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification. The Codification is not intended to change GAAP, but it will change the way GAAP is organized and presented. The Codification is effective for our third-quarter 2009 financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification. In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

In April 2009, the FASB issued FASB Staff Positions FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (ASC Topic 320-10-65). This update provides guidance for allocation of charges for other-than-temporary impairments between earnings and other comprehensive income. It also revises subsequent accounting for other-than-temporary impairments and expands required disclosure. The update was effective for interim and annual periods ending after June 15, 2009. The adoption of FAS 115-2 and FAS 124-2 did not have a material impact on the results of operations and financial condition.

In April 2009, the FASB issued FSP SFAS 107-1 and APB 28-1, “Interim Disclosures About Fair Value of Financial Instruments” (ASC Topic 320-10-65). This update requires fair value disclosures for financial instruments that are not currently reflected on the balance sheet at fair value on a quarterly basis and is effective for interim periods ending after June 15, 2009.  The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable.  At September 30, 2009 and December 31, 2008 the carrying value of the Companies financial instruments approximated fair value, due to their short term nature.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (ASC Topic 855). This guidance is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. It is effective for interim and annual reporting periods ending after June 15, 2009.  The adoption of this guidance did not have a material impact on our consolidated financial statements.  The Company evaluated all events and transactions that occurred after September 30, 2009 up through November 10, 2009.  During this period no material subsequent events came to our attention.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (ASC Topic 810-10). This updated guidance requires a qualitative approach to identifying a controlling financial interest in a variable interest entity (VIE), and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. It is effective for annual reporting periods beginning after November 15, 2009. We are currently evaluating the impact of the pending adoption of SFAS No. 167 on our consolidated financial statements.

F-12

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In October 2009, the FASB issued ASU No. 2009-13, “Multiple-Deliverable Revenue Arrangements.” This ASU establishes the accounting and reporting guidance for arrangements including multiple revenue-generating activities. This ASU provides amendments to the criteria for separating deliverables, measuring and allocating arrangement consideration to one or more units of accounting. The amendments in this ASU also establish a selling price hierarchy for determining the selling price of a deliverable. Significantly enhanced disclosures are also required to provide information about a vendor’s multiple-deliverable revenue arrangements, including information about the nature and terms, significant deliverables, and its performance within arrangements. The amendments also require providing information about the significant judgments made and changes to those judgments and about how the application of the relative selling-price method affects the timing or amount of revenue recognition. The amendments in this ASU are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010. Early application is permitted. The Company is currently evaluating this new ASU.

In October 2009, the FASB issued ASU No. 2009-14, “Certain Revenue Arrangements That Include Software Elements.” This ASU changes the accounting model for revenue arrangements that include both tangible products and software elements that are “essential to the functionality,” and scopes these products out of current software revenue guidance. The new guidance will include factors to help companies determine what software elements are considered “essential to the functionality.” The amendments will now subject software-enabled products to other revenue guidance and disclosure requirements, such as guidance surrounding revenue arrangements with multiple-deliverables. The amendments in this ASU are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010. Early application is permitted. The Company is currently evaluating this new ASU.

NOTE 2 – ACCOUNTS RECEIVABLE

At September 30, 2009 and December 31, 2008, accounts receivable consisted of the following:

	2009	2008
Accounts receivable	$41,699	$5,144,361
Less: allowance for doubtful accounts	(41,699)	(41,598)
	$-	$5,102,763

NOTE 3 - INVENTORIES

At September 30, 2009 and December 31, 2008, inventories consisted of the following:

	2009	2008
Raw materials	$176,914	$266,581
Work in process	-	690
Finished goods	2,449,794	15,415,096
	2,626,708	15,682,367
Less: Reserve for obsolete inventory	(92,614)	(92,390)
	$2,534,094	$15,589,977

F-13

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009

NOTE 4 - PROPERTY AND EQUIPMENT

At September 30, 2009 and December 31, 2008, property and equipment consisted of the following:

	Useful Life	2009	2008
Office equipment and furniture	10 Years	$113,411	$113,136
Manufacturing equipment	10 Years	7,969,854	7,950,552
Vehicles	10 Years	76,486	76,300
Building and building improvements	10-20 Years	3,095,100	3,087,605
		11,254,851	11,227,593
Less: accumulated depreciation		(4,446,789)	(3,762,913)

		$6,808,062	$7,464,680

For the nine months ended September 30, 2009 and 2008, depreciation expense amounted to $674,257 and $686,630, of which $517,145 and $533,028 is included in cost of sales, and $157,112 and $153,602 is included in general and administrative expenses, respectively.

NOTE 5 – LAND USE RIGHTS

There is no private ownership of land in China. Land is owned by the government and the government grants land use rights for specified terms. The Company’s land use rights are valued at a fixed amount, which is RMB 116,966,170 and RMB 116,966,170  at September 30, 2009 and December 31, 2008, respectively, and the dollar value of the land use right fluctuates based on the exchange rate.  The Company’s land use rights have terms that expire in December 2037 through December 2054.  The Company amortizes these land use rights over the term of the respective land use right. For the nine months ended September 30, 2009 and 2008, amortization of land use rights amounted to $410,715 and $401,540, respectively, and has been included in general and administrative expenses.

At September 30, 2008 and December 31, 2008, land use rights consist of the following:

	Useful Life	2009	2008
Land Use Rights	30 - 50 years	$17,106,319	$17,064,890
Less: Accumulated Amortization		(1,190,697)	(777,799)
		$15,915,622	$16,287,091

Amortization of land use rights attributable to future periods is as follows:

Year ending September 30:
2010	$548,013
2011	548,013
2012	548,013
2013	548,013
Thereafter	13,723,570
$15,915,622

F-14

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
NOTE 6 – LOAN PAYABLE

In connection with the acquisition of the net assets of the Company, which occurred in 2004, the Company assumed a loan payable to a third party related to the original construction of the its factory. The loan is due in annual installments through December 2010 and is non-interest bearing. Since the agreement did not have a stated interest rate, the Company used an imputed interest rate of interest of 6.12% based on PRC central bank five year and up loan rate effective October 2004.  At September 30, 2009, future maturities of loan payable are as follows:

Period ending September 30:
2010	$3,824,488
$3,824,488

NOTE 7 – ACQUISITION PAYABLES

In connection with the acquisition of the net assets of the Company, which occurred in 2004, the Company assumed certain accounts payable to third parties. These payables are payable on demand. At September 30, 2009 and December 31, 2008, acquisition payables amounted to $0 and $850,501, respectively.

NOTE 8 – INCOME TAXES

The Company accounts for income taxes pursuant to the accounting standards that requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. Additionally, the accounting standards require the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets, including those related to the U.S. net operating loss carryforwards, are dependent upon future earnings, if any, of which the timing and amount are uncertain. Accordingly, the net deferred tax asset related to the U.S. net operating loss carryforward has been fully offset by a valuation allowance. The Company is governed by the Income Tax Law of the People’s Republic of China

Under the Income Tax Laws of PRC, since January 2008, Chinese companies are generally subject to an income tax at an effective rate of 25%, on income reported in the statutory financial statements after appropriate tax adjustments.

The table below summarizes the differences between the PRC statutory federal rate and the Company’s effective tax rate and as follows for the nine months ended September 30, 2009 and 2008:
	2009	2008
China statutory rates	25.0%	25.0%
Non-deductible items	-%	-%

Total provision for income taxes	25.0%	25.0%

Income tax expense for the nine months ended September 30, 2009 and 2008 was $3,614,244 and $2,573,973, respectively.

F-15

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009

NOTE 9  – STATUTORY AND NON-STATUTORY RESERVES

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital or members’ equity. Appropriations to the statutory public welfare fund are at a minimum of 5% of the after tax net income determined in accordance with PRC GAAP. Commencing on January 1, 2006, the new PRC regulations waived the requirement for appropriating retained earnings to a welfare fund. For the six months ended June 30, 2009, statutory reserve activity is as follows:

	Statutory	Non-Statutory	Total
Balance – December 31, 2008	$622,823	$2,326,991	$2,949,814
Addition to reserves	-	-	-
Balance – September 30, 2009	$622,823	$2,326,991	$2,949,814

NOTE 10 – SUBSEQUENT EVENT

The Reverse Merger

On October 22, 2009, Merit Times executed a Share Exchange Agreement (the “Exchange Agreement”) with Emerald Acquisition Corporation (“Emerald”). Pursuant to the terms of the Exchange Agreement, Emerald acquired all the outstanding shares of Merit Times (the “Interests”) from the Merit Times Shareholders; and the Merit Times Shareholders transferred and contributed all of his Interests to Emerald. In exchange, Emerald issued a total of 21,333,332 Ordinary Shares to the Merit Times Shareholders, their designees or assigns, which totals 97.77% of the issued and outstanding Ordinary Shares of Emerald on a fully-diluted basis as of and immediately after the closing of Share Exchange Agreement but prior to any offering.

Pursuant to the terms of the Exchange Agreement, a shareholder of Emerald, cancelled a total of 794,000 Ordinary Shares of the Emerald.  Following the combination prior to the Offering, there are 21,820,832 Ordinary Shares of Emerald issued and outstanding and Merit Times became a wholly-owned subsidiary of Emerald.

The Offering

On October 22, 2009, pursuant to a Subscription Agreement (the “Subscription Agreement”) between Emerald and certain investors (the “Investors”) named in the Subscription Agreement, we completed an offering (the “Offering”) of the sale of investment units (the “Units”) for a total of $15,096,011, each Unit consisting of fifty thousand (50,000) ordinary shares, par value $0.001 per share (the “Ordinary Shares”) and five-year warrants to purchase Twenty Five Thousand (25,000) of the Ordinary Shares of Emerald, at an exercise price of $6.00 per share (the “Warrants”).

Additionally, Emerald’s majority shareholder, Proud Glory Limited, of which our sole officer and director Mr. Zhide Jiang is the managing director (the “Lock-Up Shareholder”), entered into a Lock-Up Agreement with Emerald whereby the Lock-Up Shareholder agreed it will not, offer, pledge, sell or otherwise dispose of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares during the period beginning on and including the date of the final Closing of the Offering for a period of eighteen (18) months.

F-16

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009

NOTE 10 – SUBSEQUENT EVENT (continued)

Pursuant to an Investor Relations Escrow Agreement, amongst Emerald, Grandview Capital, Inc. (“Grandview”), Access America and Anslow & Jaclin, LLP as escrow agent, dated October 22, 2009 (the “Investor Relations Escrow Agreement”), Emerald placed a total of $120,000 in an escrow account with its counsel to be used for the payment of investor relation fees. Further, pursuant to a Holdback Escrow Agreement, amongst Emerald, Grandview, Access America and Anslow & Jaclin, LLP as escrow agent, dated October 22, 2009 (the “Holdback Escrow Agreement”), Emerald placed escrow funds equal to ten percent (10%) of the Offering proceeds, with its counsel to be held in escrow until such time as a qualified chief financial officer has been approved and appointed as an officer of Emerald.  Finally, pursuant to a Going Public Escrow Agreement, amongst Emerald, Grandview, Access America and Anslow & Jaclin, LLP as escrow agent, dated October 22, 2009 (the “Going Public Escrow Agreement”), Emerald placed a total of $1,000,000 from the Offering proceeds with its counsel to be used for the payment of fees and expenses related to becoming a public company and listing its Ordinary Shares on a senior exchange. Pursuant to each of the Investor Relations Escrow Agreement, Holdback Escrow Agreement and Going Public Escrow Agreement, in the event that the proceeds of such escrow accounts have not been fully distributed within two years from the date thereof, the balance of such escrow proceeds shall be returned to Emerald.

In connection with the Offering, Emerald agreed to file a registration statement on Form S-1 (“Registration Statement”) within 30 days after Closing (“Required Filing Date”) and use our best efforts to have it declared effective within 180 days after Closing to register (i) 100% of its Ordinary Shares issued in this Offering; (ii) 100% of the Ordinary Shares underlying the Warrants and Agent Warrants issued in this Offering (“Warrant Shares”) (collective, (the “Registrable Securities”).  If a Registration Statement covering the registration of the Registrable Securities is not filed with the Commission by the Required Filing Date, Emerald shall issue 200,000 Ordinary Shares to the Investors, distributed pro rata, per calendar month, or portion thereof, up to a maximum of 1,000,000 Ordinary Shares of Emerald.

In connection with the Offering, the Company and Company management entered into a Make Good Escrow Agreement, whereby management placed a total of 4,600,000 of management's Ordinary Shares in escrow (the "Escrow Shares") and agreed to transfer the Escrow Shares, in whole or in part as described below, to the Investors on a pro rata basis in the event that the Company does not meet certain performance targets for its fiscal years ending December 31, 2009 and December 31, 2010.

If the Company's actual after tax net income under U.S. GAAP for the fiscal year 2009 is less than $14,000,000 with a 10% allowable variation, the Make Good Escrow Agent shall transfer to the Investors, on a pro-rata basis, an amount of Escrow Shares equal to the percentage of variation from the 2009 Make Good Net Income times the total number of Escrow Shares. If any Escrow Shares are distributed to Investors resulting from the Company not attaining the 2009 Make Good Net Income, management will place an additional amount of shares into escrow so that the Escrow Shares total 4,600,000.

Additionally, if the Company's actual after tax net income under U.S. GAAP for the fiscal year 2010 is less than $18,000,000 with a 10% allowable variation, the Make Good Escrow Agent shall transfer to the Investors, on a pro-rata basis, an amount of Escrow Shares equal to the percentage of variation from the 2010 Make Good Net Income times the total number Escrow Shares. After any such distribution, the remaining Escrow Shares shall be returned to management. If the Company attains the 2010 Make Good Net Income, the remaining Escrow Shares shall be returned to management.

For purposes of this make good provision, "net income" shall mean net income as defined under United States generally accepted accounting principles ("GAAP"), consistently applied, for the Company, except that the Company's income is subject to tax at an assumed 25% rate and provided further that the Company's net income shall be increased by any non-cash charges incurred as a result of the Offering .

Placement Agent

Grandview, the lead placement agent, and Rodman & Renshaw, LLC (“Rodman”), the co-placement agent, are the placement agents (the “Placement Agents”) in connection with the Offering. For the placement agent services, Emerald paid a cash commission equal to 7% of the aggregate gross proceeds of the Units sold and issued five-year warrants to purchase 503,201 Ordinary Shares, which equal 10% of the number of Ordinary Shares sold in this Offering, exercisable at any time at a price equal to $6.00 per share (“Agent Warrants”). In addition, Emerald paid to Grandview a consulting services fee in the amount of $200,000 at the Closing of the Offering, and 894,293 Ordinary Shares after the Closing of the Combination (the “Grandview Shares”). Grandview currently owns 4.193% of the total issued and outstanding shares of Merit Times and was issued 894,293 Ordinary Shares of Emerald as part of the Exchange Share. The Grandview Shares will have the same registration rights afforded to the Investors of the Units.

Second Closing

On November 2, 2009, Emerald entered into and closed on the second and final round (the “Second Closing”) of a private placement by raising $1,915,003 through the sale of investment units (the “Units”) at an offering price of $150,000 per unit pursuant to a Subscription Agreement between Emerald and certain Investors named in the Subscription Agreement. Together with the first closing on October 22, 2009, Emerald raised an aggregate of $17,011,014 proceeds from the Offering.  Pursuant to the Second Closing, Emerald issued the Placement Agents additional five-year warrants to purchase 63,834 Ordinary Shares

F-17

MERIT TIMES INTERNATIONAL LIMITED AND SUBIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
INDEX TO CONSOLIATED FINANCIAL STATEMENTS
December 31, 2008 and 2007

CONTENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements:

Consolidated Balance Sheets - As of December 31, 2008 and 2007	F-3

Consolidated Statements of Income -
For the Years ended December 31, 2008 and 2007	F-4

Consolidated Statements of Stockholder’s Equity -
For the Years ended December 31, 2008 and 2007	F-5

Consolidated Statements of Cash Flows –
For the Years ended December 31, 2008 and 2007	F-6

Notes to Consolidated Financial Statements	F-7 to F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Merit Times International Limited and Subsidiaries
British Virgin Islands

We have audited the accompanying consolidated balance sheets of Merit Times International Limited and Subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in stockholder’s equity, and cash flows for the years ended December 31, 2008 and 2007.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Merit Times International Limited and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Certified Public Accountants

New York, New York
June 22, 2009

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,028,858	$9,171,445
Accounts receivable, net of allowance for doubtful accounts	5,102,763	1,548,235
Inventories, net of reserve for obsolete inventory	15,589,977	19,939,236
Prepaid value-added taxes on purchases	433,109	360,051
Prepaid expenses and other	994,199	945,357

Total Current Assets	24,148,906	31,964,324

PROPERTY AND EQUIPMENT - net	7,464,680	7,878,177

OTHER ASSETS:
Land use rights, net	16,287,091	5,035,762

Total Assets	$47,900,677	$44,878,263

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
Current portion of loan payable	$10,212,716	$5,468,889
Accounts payable	1,050,806	987,925
Accrued expenses	270,474	212,094
Acquisition payables	850,501	4,908,809
Income taxes payable	2,366,211	4,596,016

Total Current Liabilities	14,750,708	16,173,733

LONG-TERM LIABILITIES:
Loan payable, net of current portion	3,568,628	11,985,596

Total Liabilities	18,319,336	28,159,329

COMMITMENTS

STOCKHOLDER'S EQUITY:
Common stock ($1.00 par value; 50,000 shares authorized, 50,000 shares issued and outstanding at December 31, 2008 and 2007, respectively)	50,000	50,000
Additional paid-in capital	1,207,729	1,207,729
Subscription receivable	(50,000)	(50,000)
Retained earnings	23,009,955	12,710,564
Statutory and non-statutory reserves	2,949,814	1,690,804
Other comprehensive gain - cumulative foreign currency translation adjustment	2,413,843	1,109,837

Total Stockholder's Equity	29,581,341	16,718,934

Total Liabilities and Stockholder's Equity	$47,900,677	$44,878,263

See notes to audited consolidated financial statements

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended
	December 31,
	2008	2007

NET REVENUES	$74,232,226	$65,038,233

COST OF SALES	54,897,949	49,857,042

GROSS PROFIT	19,334,277	15,181,191

OPERATING EXPENSES:
Selling	686,724	537,704
Research and development	256,283	477,365
General and administrative	1,710,215	815,249

Total Operating Expenses	2,653,222	1,830,318

INCOME FROM OPERATIONS	16,681,055	13,350,873

OTHER INCOME (EXPENSE):
Interest income	50,251	37,652
Interest expense	(976,204)	(1,001,704)
Other income	-	6,064

Total Other Income (Expense)	(925,953)	(957,988)

INCOME BEFORE INCOME TAXES	15,755,102	12,392,885

INCOME TAXES	4,196,701	4,413,134

NET INCOME	$11,558,401	$7,979,751

COMPREHENSIVE INCOME:
NET INCOME	$11,558,401	$7,979,751

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	1,304,006	872,141

COMPREHENSIVE INCOME	$12,862,407	$8,851,892

See notes to audited consolidated financial statements

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
For the Years Ended December 31, 2008 and 2007

	Common Stock		Additional			Statutory and	Other	Total
	Number of		Paid-in	Subscription	Retained	Non-Statutory	Comprehensive	Stockholder's
	Shares	Amount	Capital	Receivable	Earnings	Reserves	Income	Equity

Balance, December 31, 2006	50,000	$50,000	$1,207,729	$(50,000)	$5,626,813	$794,804	$237,696	$7,867,042

Adjustment to non-statutory reserves	-	-	-	-	(896,000)	896,000	-	-

Comprehensive income:
Net income for the year	-	-	-	-	7,979,751	-	-	7,979,751

Foreign currency translation adjustment	-	-	-	-	-	-	872,141	872,141

Total comprehensive income	-	-	-	-	-	-	-	8,851,892

Balance, December 31, 2007	50,000	50,000	1,207,729	(50,000)	12,710,564	1,690,804	1,109,837	16,718,934

Adjustment to non-statutory reserves	-	-	-	-	(1,259,010)	1,259,010	-	-

Comprehensive income:
Net income for the year	-	-	-	-	11,558,401	-	-	11,558,401

Foreign currency translation adjustment	-	-	-	-	-	-	1,304,006	1,304,006

Total comprehensive income	-	-	-	-	-	-	-	12,862,407

Balance, December 31, 2008	50,000	$50,000	$1,207,729	$(50,000)	$23,009,955	$2,949,814	$2,413,843	$29,581,341

See notes to audited consolidated financial statements

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,558,401	$7,979,751
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	930,720	843,113
Amortization of land use rights	538,202	148,186
Increase in allowance for doubtful accounts	-	37,431
Increase in reserve for inventory obsolescence	30,055	23,543
Changes in assets and liabilities:
Accounts receivable	(3,397,094)	(1,121,352)
Inventories	5,568,816	(196,060)
Prepaid and other current assets	(33,778)	503,061
Accounts payable	(3,353)	346,610
Accrued expenses	880,768	614,076
Income taxes payable	(2,498,796)	1,929,684
Advances from customers	-	(93,048)

NET CASH PROVIDED BY OPERATING ACTIVITIES	13,573,941	11,014,995

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of land use rights	(11,282,274)	(3,548,910)
Purchase of property and equipment	(3,238)	(4,451)

NET CASH USED IN INVESTING ACTIVITIES	(11,285,512)	(3,553,361)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on loan payable	(4,769,114)	-
Payments on acquisition payables	(5,156,884)	(3,947,949)

NET CASH USED IN FINANCING ACTIVITIES	(9,925,998)	(3,947,949)

EFFECT OF EXCHANGE RATE ON CASH	494,982	500,558

NET (DECREASE) INCREASE IN CASH	(7,142,587)	4,014,243

CASH - beginning of year	9,171,445	5,157,202

CASH - end of year	$2,028,858	$9,171,445

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$976,204	$1,001,704
Income taxes	$6,695,497	$2,483,449

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Unappropriated retained earnings allocated to statutory reserve	$1,259,010	$896,000

See notes to audited consolidated financial statements.

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Merit Times International Limited (“Merit” or the “Company”) was established on February 8, 2008, under the laws of British Virgin Islands. The shareholder of Merit is a Chinese citizen who owns a majority of Shandong Longkang Fruit Juice Co., Ltd. (“Longkang”) which is a limited liability company and was formed under laws of the People’s Republic of China (“PRC”). Merit was established as a “special purpose vehicle” for foreign fund raising for Longkang.

On June 9, 2009, Merit established a 100% owned subsidiary, Shandong MeKeFuBang Food Co. Ltd. (“MeKeFuBang”), in PRC as a wholly owned foreign limited liability company. MeKeFuBang intends to be engaged in the production and distribution of highly specialized pear and other fruit juice concentrates in the People Republic of China (PRC).

 On June 10, 2009, MeKeFuBang entered a series of contractual arrangements (the “Contractual Arrangements”) with Longkang and its shareholders in which MeKeFuBang takes over management of business activities of Longkang and holds a 100% variable interest in Longkang. The Contractual Arrangements are comprised of a series of agreements, including a Consulting Services Agreement and an Operating Agreement, through which MeKeFuBang has the right to advise, consult, manage and operate Longkang, and collect and own all of their respective net profits. Additionally, Longkang Shareholders have granted their voting rights over Longkang to MeKeFuBang. In order to further reinforce MeKeFuBang’s rights to control and operate Longkang, Longkang and its shareholders have granted MeKeFuBang, the exclusive right and option to acquire all of their equity interests in Longkang or, alternatively, all of the assets of Longkang. Further Longkang Shareholders have pledged all of their rights, titles and interests in Longkang to MeKeFuBang. This has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively. The Company consolidates Longkang results, assets and liabilities in its financial statements.

Through MeKeFuBang, MeKeFuBang operates and controls Longkang through the Contractual Arrangements. The reasons that MeKeFuBang used the contractual arrangements to acquire control of Longkang, instead of using a complete acquisition of Longkang’s assets or equity to make Longkang a wholly-owned subsidiary of MeKeFuBang, are that (i) new PRC laws governing share exchanges with foreign entities, which became effective on September 8, 2006, make the consequences of such acquisitions uncertain and (ii) other than by share exchange, PRC law requires Longkang be acquired for cash and MeKeFuBang was not able to raise sufficient funds to pay the full appraised value for Longkang ‘s assets or shares as required under PRC law.

Longkang is a Chinese limited liability company and was formed under laws of the People’s Republic of China on November 22, 2004 under the name of Liayang Tianfu Fruit Juice Company, Ltd.  The Company changed its name on January 7, 2008 to Shandong Longkang Fruit Juice Co., Ltd.  Longkang processes, produces and distributes highly specialized pear and other fruit juice concentrates in the PRC.

Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). This basis differs from that used in the statutory accounts of our subsidiaries in China, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the consolidated financial statements in accordance with U.S. GAAP.

The Company’s consolidated financial statements include the financial statements of its wholly-owned subsidiary, MeKeFuBang, as well as the financial statements of Longkang.  All significant intercompany accounts and transactions have been eliminated in consolidation.

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Longkang is considered a variable interest entity (“VIE”), and the Company is the primary beneficiary.  The Company’s relationships with Longkang and its shareholders are governed by a series of contractual arrangements between MeKeFuBang, the Company’s wholly foreign-owned enterprise in the PRC, and Longkang, which is the operating company of the Company in the PRC. Under PRC laws, each of MeKeFuBang and Longkang is an independent legal entity and none of them are exposed to liabilities incurred by the other party. The contractual arrangements constitute valid and binding obligations of the parties of such agreements. Each of the contractual arrangements and the rights and obligations of the parties thereto are enforceable and valid in accordance with the laws of the PRC. On June 10, 2009, the Company entered into the following contractual arrangements with Longkang:

Consulting Services Agreement. Pursuant to the exclusive consulting services agreement between MeKeFuBang and Longkang, MeKeFuBang has the exclusive right to provide to Longkang general business operation services, including advice and strategic planning, as well as consulting services related to the technological research and development of the Longkang’s products (the “Services”). Under this agreement, MeKeFuBang owns the intellectual property rights developed or discovered through research and development, in the course of providing the Services, or derived from the provision of the Services. Longkang shall pay a quarterly consulting service fees in Renminbi (“RMB”) to MeKeFuBang that is equal to all of Longkang’s profits for such quarter.

Operating Agreement. Pursuant to the operating agreement among MeKeFuBang, Longkang and all shareholders of Longkang (the “Longkang Shareholders”), MeKeFuBang provides guidance and instructions on Longkang’s daily operations, financial management and employment issues. Longkang Shareholders must designate the candidates recommended by MeKeFuBang as their representatives on the boards of directors of Longkang. MeKeFuBang has the right to appoint senior executives of Longkang. In addition, MeKeFuBang agrees to guarantee Longkang’s performance under any agreements or arrangements relating to Longkang’s business arrangements with any third party. Longkang, in return, agrees to pledge their accounts receivable and all of their assets to MeKeFuBang. Moreover, Longkang agrees that without the prior consent of MeKeFuBang, Longkang will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of this agreement shall commence from the effective and shall last for the maximum period of time permitted by law unless terminated early in accordance with certain provision or by any other agreements reached by all parties, with any extended term to be mutually agreed upon by the parties. Longkang shall not terminate this agreement.

Equity Pledge Agreement. Under the equity pledge agreement between Longkang’s shareholders and MeKeFuBang, Longkang’s Shareholders pledged all of their equity interests in Longkang to MeKeFuBang to guarantee Longkang’s performance of its obligations under the consulting services agreement. If Longkang or Longkang’s Shareholders breaches their respective contractual obligations, MeKeFuBang, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Longkang’s Shareholders also agreed that upon occurrence of any event of default, MeKeFuBang shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Longkang’s Shareholders to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that MeKeFuBang may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. Longkang’s Shareholders agreed not to dispose of the pledged equity interests or take any actions that would prejudice MeKeFuBang’s interest. The equity pledge agreement will expire two (2) years after Longkang’s obligations under the consulting services agreements have been fulfilled.

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Option Agreement.  Under the option agreement between Longkang’s Shareholders and MeKeFuBang, Longkang’s Shareholders irrevocably granted MeKeFuBang or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Longkang for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. MeKeFuBang or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement shall last for the maximum period of time permitted by law unless terminated in accordance with this agreement.

The accounts of Longkang are consolidated in the accompanying consolidated financial statements pursuant to Financial Accounting Standards Board Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51.” As a VIE, Longkang’s sales are included in the Company’s total sales, its income from operations is consolidated with the Company’s, and the Company’s net income includes all of Longkang’s net income. The Company does not have any non-controlling interest and accordingly, did not subtract any net income in calculating the net income attributable to the Company. Because of the contractual arrangements, the Company had a pecuniary interest in Longkang that require consolidation of the Company’s and Longkang financial statements.

Use of estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the consolidated financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates in 2008 and 2007 include the allowance for doubtful accounts, the allowance for obsolete inventory, the useful life of property and equipment and intangible assets, and assumptions used in assessing impairment of long-term assets.

Fair value of financial instruments

The Company adopted SFAS 157, Fair Value Measurements (SFAS 157). SFAS 157 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, loans payable, accounts payable and accrued expenses, customer advances, and amounts due from related parties approximate their fair market value based on the short-term maturity of these instruments. The Company did not identify any assets or liabilities that are required to be presented on the consolidated balance sheets at fair value in accordance with SFAS 157.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company maintains cash and cash equivalents with various financial institutions in the PRC. Balances in banks in the PRC are uninsured.

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of credit risk

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. All of the Company’s cash is maintained with state-owned banks within the People’s Republic of China of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A significant portion of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms.  The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. At December 31, 2008 and 2007, the Company has established, based on a review of its outstanding balances, an allowance for doubtful accounts in the amount of $41,598 and $38,982, respectively.

Inventories

Inventories, consisting of raw materials, work in process and finished goods related to the Company’s products are stated at the lower of cost or market utilizing the weighted average method. An allowance is established when management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, the Company will record reserves for the difference between the cost and the market value. These reserves are recorded based on estimates.  The Company recorded an inventory reserve of $92,390 and $57,971 at December 31, 2008 and 2007, respectively.

Property and equipment

Property and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of long-lived assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews, long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charges during the year ended December 31, 2008 and 2007.

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China.  Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

The Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statements No. 109,” as of January 1, 2007.  Under FIN 48, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.  The adoption had no effect on the Company’s financial statements.

Advances from customers

Advances from customers consist of prepayments from customers for merchandise that had not yet been shipped. The Company recognizes the deposits as revenue as customers take delivery of the goods, in accordance with its revenue recognition policy.  At December 31, 2008 and 2007, advances from customers were not material.

Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. The Company recognizes revenues from the sale of juice concentrate upon shipment and transfer of title.

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Shipping costs

Shipping costs are included in selling expenses and totaled $337,333 and $319,825 for the year ended December 31, 2008 and 2007, respectively.

Employee benefits

The Company’s operations and employees are all located in the PRC.  The Company makes mandatory contributions to the PRC government’s health, retirement benefit and unemployment funds in accordance with the relevant Chinese social security laws, which is approximately 25% of salaries. For the years ended December 31, 2008 and 2007, the costs of these payments are charged to general and administrative expenses in the same period as the related salary costs and amounted to $56,505 and $31,439, respectively.

Advertising

Advertising is expensed as incurred and is included in selling expenses on the accompanying statement of operations. For the years ended December 31, 2008 and 2007, advertising expense amounted to $209,701 and $119,402, respectively.

Research and development

Research and development costs are expensed as incurred. For the years ended December 31, 2008 and 2007, research and development costs amounted to $256,283 and $477,365, respectively.

Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income.  The cumulative translation adjustment and effect of exchange rate changes on cash for the year ended December 31, 2008 and 2007 was $494,982 and $500,558, respectively. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. All of the Company’s revenue transactions are transacted in the functional currency. The Company does not enter any material transaction in foreign currencies and accordingly, transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Asset and liability accounts at December 31, 2008 and 2007 were translated at 6.8542 RMB to $1.00 and at 7.3141 RMB to $1.00, respectively. Equity accounts were stated at their historical rate. The average translation rates applied to the statements of income for the year ended December 31, 2008 and 2007 were 6.96225 RMB and 7.6172 RMB to $1.00, respectively.  In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accumulated other comprehensive income

The Company follows Statement of Financial Accounting Standards No. 130 (SFAS 130) "Reporting Comprehensive Income" to recognize the elements of comprehensive income. Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the years ended December 31, 2008 and 2007, comprehensive income includes net income and unrealized gains from foreign currency translation adjustments.

Related parties

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company shall disclose all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to related party.

Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008, and applies to any business combinations which occur after December 31, 2008. The adoption of SFAS 141(R), effective January 1, 2009, may have an impact on accounting for future business combinations.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company does not expect SFAS No. 160 to have a material impact on the preparation of its consolidated financial statements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not expect SFAS No. 161 to have a material impact on the preparation of its consolidated financial statements.

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants. Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s non-convertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company has adopted FSP APB 14-1 beginning January 1, 2009, and this standard must be applied on a retroactive basis. The Company is evaluating the impact the adoption of FSP APB 14-1 will have on its financial position and results of operations.

In May 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 162, The Hierarchy of Generally Accepted Accounting Principles. This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS No. 162 is effective 60 days following approval by the U.S. Securities and Exchange Commission (“SEC”) of the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company does not expect SFAS No. 162 to have a material impact on the preparation of its consolidated financial statements.

On June 16, 2008, the FASB issued final Staff Position (FSP) No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” to address the question of whether instruments granted in share-based payment transactions are participating securities prior to vesting. The FSP determines that unvested share-based payment awards that contain rights to dividend payments should be included in earnings per share calculations. The guidance will be effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the requirements of (FSP) No. EITF 03-6-1 as well as the impact of the adoption on its consolidated financial statements.

In June 2008, the FASB ratified Emerging Issues Task Force Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock.  Warrants that a company issues that contain a strike price adjustment feature, upon the adoption of EITF 07-5, are no longer being considered indexed to the company’s own stock. Accordingly, adoption of EITF 07-5 will change the current classification (from equity to liability) and the related accounting for such warrants outstanding at that date. EITF 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of EITF 07-5 will have on its consolidated financial statement presentation and disclosures.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amends FAS 140 and FIN 46(R) to require additional disclosures regarding transfers of financial assets and interest in variable interest entities. FSP FAS 140-4 and FIN 46(R)-8 is effective for interim or annual reporting periods ending after December 15, 2008. The adoption of FSP FAS 140-4 and FIN 46(R)-8 did not have an impact on its financial position and results of operations.

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 2 – ACCOUNTS RECEIVABLE

At December 31, 2008 and 2007, accounts receivable consisted of the following:

	2008	2007
Accounts receivable	$5,144,361	$1,587,217
Less: allowance for doubtful accounts	(41,598)	(38,982)
	$5,102,763	$1,548,235

NOTE 3 - INVENTORIES

At December 31, 2008 and 2007, inventories consisted of the following:

	2008	2007
Raw materials	$266,581	$649,706
Work in process	690	72,291
Finished goods	15,415,096	19,275,210
	15,682,367	19,997,207
Less: Reserve for obsolete inventory	(92,390)	(57,971)
	$15,589,977	$19,939,236

NOTE 4 - PROPERTY AND EQUIPMENT

At December 31, 2008 and 2007, property and equipment consist of the following:

	Useful Life	2008	2007
Office equipment and furniture	10 Years	$113,136	$106,023
Manufacturing equipment	10 Years	7,950,552	7,450,045
Vehicles	10 Years	76,300	71,503
Building and building improvements	10-20 Years	3,087,605	2,890,965
		11,227,593	10,518,536
Less: accumulated depreciation		(3,762,913)	(2,640,359)

		$7,464,680	$7,878,177

For the year ended December 31, 2008 and 2007, depreciation expense amounted to $930,720 and $843,113, of which $676,540 and $653,617 is included in cost of sales, and $254,180 and $189,496 is included in general and administrative expenses, respectively.

NOTE 5 – LAND USE RIGHTS

There is no private ownership of land in China. Land is owned by the government and the government grants land use rights for specified terms. The Company’s land use rights are valued at a fixed amount, which is RMB 116,966,170 and RMB 38,416,160 at December 31, 2008 and 2007, respectively, and the dollar value of the land use right fluctuates based on the exchange rate.  The Company’s land use rights have terms that expire in December 2037 through December 2054.  The Company amortizes these land use rights over the term of the respective land use right. For the year ended December 31, 2008 and 2007, amortization of land use rights amounted to $538,202 and $148,186, respectively, and has been included in general and administrative expenses.

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 5 – LAND USE RIGHTS

At December 31, 2008 and 2007, land use rights consist of the following:

	Useful Life	2008	2007
Land Use Rights	30 - 50 years	$17,064,890	$5,252,343
Less: Accumulated Amortization		(777,799)	(216,581)
		$16,287,091	$5,035,762

Amortization of land use rights attributable to future periods is as follows:

Period ending December 31:
2009	$546,686
2010	546,686
2011	546,686
2012	546,686
Thereafter	14,100,347
$16,287,091

NOTE 6 – LOAN PAYABLE

In connection with the acquisition of the net assets of the Company, which occurred in 2004, the Company assumed a loan payable to a third party related to the original construction of the its factory. The loan is due in annual installments through December 2010 and is non-interest bearing. Since the agreement did not have a stated interest rate, the Company used an imputed interest rate of interest of 6.12% based on PRC central bank five year and up loan rate effective October 2004. At December 31, 2008, future maturities of loan payable are as follows:

Period ending December 31:
2009	$10,212,716
2010	3,568,628
$13,780,344

 During the three months ended March 31, 2009, the Company repaid $10,212,716 of this loan.

NOTE 7 – ACQUISITION PAYABLES

In connection with the acquisition of the net assets of the Company, which occurred in 2004, the Company assumed certain accounts payable to third parties. These payables are payable on demand and amounted to $850,501 and $4,908,809 and December 31, 2008 and 2007, respectively.

NOTE 8 – INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, ‘‘Accounting for Income Taxes’’ (‘‘SFAS 109’’). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets are dependent upon future earnings, if any, of which the timing and amount are uncertain. The Company is governed by the Income Tax Law of the People’s Republic of China.

MERIT TIMES INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 8 – INCOME TAXES (continued)

In 2008 and 2007, under the Income Tax Laws of PRC, Chinese companies are generally subject to an income tax at an effective rate of 25% and 33%, respectively, on income reported in the statutory financial statements after appropriate tax adjustments.

The table below summarizes the differences between the PRC statutory federal rate and the Company’s effective tax rate and are as follows for the year ended December 31, 2008 and 2007:
	2008	2007
China statutory rates	25.0%	33.0%
Non-deductible items	1.7%	2.7%

Total provision for income taxes	26.7%	35.7%

Income tax expense for the year ended December 31, 2008 and 2007 was $4,196,701 and $4,413,134, respectively.

NOTE 9  – STATUTORY AND NON-STATUTORY RESERVES

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital or members’ equity. Appropriations to the statutory public welfare fund are at a minimum of 5% of the after tax net income determined in accordance with PRC GAAP. Commencing on January 1, 2006, the new PRC regulations waived the requirement for appropriating retained earnings to a welfare fund. During the years ended December 31, 2008 and 2007, the Company made voluntary appropriations to a non-statutory reserve. For the years ended December 31, 2008 and 2007, statutory and non-statutory reserve activities are as follows:

	Statutory	Non-Statutory	Total
Balance – December 31, 2006	$622,823	$171,981	$794,804
Addition to reserves	-	896,000	896,000
Balance – December 31, 2007	622,823	1,067,981	1,690,804
Addition to reserves	-	1,259,010	1,259,010
Balance – December 31, 2008	$622,823	$2,326,991	$2,949,814

NOTE 10 – SUBSEQUENT EVENTS

During the three months ended March 31, 2009, the Company repaid $10,212,716 of its loan payable.

On June 21, 2009, the Company signed a binding letter of intent with League Now Holdings, Inc., a Florida corporation (“League Now”), to negotiate and enter into a Share Exchange Agreement by and among Merit and the stockholders of 100% of Merit’s common stock, on the one hand, and League Now and the holder of a majority of League Now’s issued and outstanding common stock, on the other hand.